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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 11, 2008

Dear Stockholder:

        You are invited to attend the 2008 Annual Meeting of Stockholders of IAC/InterActiveCorp, which will be held on Friday, August 1, 2008, at 9:00 a.m., local time, at IAC's corporate headquarters, which are located at 555 West 18th Street, New York, New York 10011. At the 2008 Annual Meeting, stockholders will be asked to elect 11 directors, as well as approve proposals to adopt a merger agreement to facilitate the conversion of each share of IAC Series B preferred stock into the right to receive a cash payment, amend IAC's Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of IAC common stock and Class B common stock and adopt IAC's 2008 Stock and Annual Incentive Plan, and ratify the appointment of Ernst & Young, IAC's independent registered public accounting firm, all of which are described in detail in the notice of meeting on the following page and the accompanying proxy statement.

        IAC's Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of IAC and its stockholders and recommends a vote FOR each of these proposals.

        It is important that your shares be represented and voted at the 2008 Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the 2008 Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope to make certain your shares will be represented at the meeting. You may also submit a proxy for your shares by telephone or through the internet by following the instructions on the enclosed proxy card.

        I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Barry Diller Chairman and Chief Executive Officer

555 WEST 18TH STREET NEW YORK, NEW YORK 10011 212.314.7300 FAX 212.314.7309

IAC/INTERACTIVECORP
555 West 18th Street
New York, New York 10011

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        IAC/InterActiveCorp ("IAC") is providing this proxy statement to holders of our common stock, Class B common stock and Series B preferred stock in connection with the solicitation of proxies by IAC's Board of Directors for use at the 2008 Annual Meeting of Stockholders to be held on Friday, August 1, 2008, at 9:00 a.m., local time, at IAC's corporate headquarters, which are located at 555 West 18th Street, New York, New York 10011. At the 2008 Annual Meeting, stockholders will be asked:

        1.     to elect 11 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

        2.     to approve a proposal to adopt a merger agreement to facilitate the merger of a wholly-owned subsidiary of IAC with and into IAC, in connection with which each share of Series B preferred stock will be converted into the right to receive an amount in cash equal to $27.77, plus accrued and unpaid dividends through the effective date of the merger;

        3.     to approve a proposal to amend IAC's Restated Certificate of Incorporation to effect a one-for-two reverse stock split of IAC common stock and Class B common, which may be implemented by IAC's Board of Directors in its sole discretion immediately following the completion of IAC's previously announced spin-offs of HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. or, if not all of the spin-offs are effected substantially simultaneously, immediately following the first spin-off;

        4.     to approve the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan;

        5.     to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2008 fiscal year; and

        6.     to transact such other business as may properly come before the meeting and any related adjournments or postponements.

        IAC's Board of Directors has set June 17, 2008 as the record date for the 2008 Annual Meeting. This means that holders of record of our common stock, Class B common stock and Series B preferred stock at the close of business on that date are entitled to receive notice of the 2008 Annual Meeting and to vote their shares at the 2008 Annual Meeting and any related adjournments or postponements.

        Only stockholders and persons holding proxies from stockholders may attend the 2008 Annual Meeting. Seating is limited, however, and admission to the 2008 Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of photo identification to the 2008 Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the 2008 Annual Meeting.

By order of the Board of Directors,

Gregory R. Blatt Executive Vice President, General Counsel and Secretary

July 11, 2008

PROXY STATEMENT
TABLE OF CONTENTS

i

Proposal 5—Ratification of Appointment of Independent Registered Public Accounting Firm	32
Proposal and Required Vote	32
Audit Committee Matters	32
Audit Committee Report	32
Fees Paid to Our Independent Registered Public Accounting Firm	33
Audit and Non-Audit Services Pre-Approval Policy	33
Information Concerning Named Executives Who Are Not Directors	34
Compensation Discussion and Analysis	34
Philosophy and Objectives	34
Roles and Responsibilities	35
Compensation Elements	36
Change of Control	42
Severance	43
Other Compensation	44
Tax Deductibility	45
Compensation Committee Report	45
Executive Compensation	46
Summary Compensation Table	46
Grants of Plan-Based Awards	47
Outstanding Equity Awards at Fiscal Year-End	48
Option Exercises and Stock Vested	51
Non-Qualified Deferred Compensation	51
Potential Payments Upon Termination or Change in Control	52
Equity Compensation Plan Information	53
Director Compensation	55
Non-Employee Director Compensation Arrangements	55
2007 Non-Employee Director Compensation	56
Security Ownership of Certain Beneficial Owners and Management	57
Certain Relationships and Related Person Transactions	60
Review and Approval of Related Person Transactions	60
Relationships Involving Named Executives	60
Relationships Involving Directors	61
Relationships Involving IAC and Expedia	61
Relationships Involving IAC and Liberty Media Corporation	63
Annual Reports	64
Proposals by Stockholders for Presentation at the IAC 2009 Annual Meeting	64
Notice of Internet Availability of Proxy Materials	64
Annex A—Audit Committee Charter
Annex B—Preferred Stock Merger Agreement
Annex C—Appraisal Rights Under Section 262 of the Delaware General Corporation Law
Annex D—Financial Information
Annex E—Proposed Amendments to Restated Certificate of Incorporation of IAC/ InterActiveCorp
Annex F—IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan

ii

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING AND VOTING

Q:
Who is entitled to vote at the 2008 Annual Meeting?

A:
Holders of IAC common stock, Class B common stock and Series B preferred stock at the close of business on June 17, 2008, the record date for the 2008 Annual Meeting established by IAC's Board of Directors, are entitled to receive notice of the 2008 Annual Meeting and to vote their shares at the 2008 Annual Meeting and any related adjournments or postponements. The Notice of 2008 Annual Meeting, proxy statement and form of proxy are first expected to be mailed to these stockholders on or about July 11, 2008.

  As of the close of business on the record date, there were 255,002,790 shares of IAC common stock, 25,599,998 shares of Class B common stock and 758 shares of Series B preferred stock outstanding and entitled to vote. Holders of IAC common stock are entitled to one vote per share, holders of Class B common stock are entitled to ten votes per share and holders of Series B preferred stock are entitled to two votes per share.

Q:
What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or another holder of record, these shares are held in street name.

  You may examine a list of the stockholders of record as of the close of business on June 17, 2008 for any purpose germane to the 2008 Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at IAC's corporate headquarters, which are located at 555 West 18th Street, New York, New York 10011. This list will also be made available at the 2008 Annual Meeting.

Q:
What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record only, you will receive one proxy card from The Bank of New York for all IAC shares that you hold directly. If you hold IAC shares in street name through one or more banks, brokers and/or other holders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your IAC shares. If you are a stockholder of record and hold additional IAC shares in street name, you will receive proxy materials from The Bank of New York and the third party or parties through which your IAC shares are held.

Q:
What are the quorum requirements for the 2008 Annual Meeting?

A:
The presence in person or by proxy of holders having a majority of the total votes entitled to be cast by holders of IAC common stock, Class B common stock and Series B preferred stock at the 2008 Annual Meeting constitutes a quorum. When the holders of IAC common stock vote as a separate class, the presence of holders of a majority of the total votes entitled to be cast by holders of IAC common stock is required for quorum to be met. Shares of IAC common stock, Class B common stock and Series B preferred stock represented by a properly executed proxy will be treated as present at the 2008 Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:
What matters will IAC stockholders vote on at the 2008 Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

  •
  Proposal 1—to elect 11 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

    •
    Proposal 2—to approve a proposal to adopt a merger agreement to facilitate the merger of a wholly-owned subsidiary of IAC with and into IAC, in connection with which each share of Series B preferred stock will be converted into the right to receive an amount in cash equal to $27.77, plus accrued and unpaid dividends through the effective date of the merger (the "Preferred Stock Merger Proposal");

    •
    Proposal 3—to approve a proposal to amend IAC's Restated Certificate of Incorporation to effect a one-for-two reverse stock split of IAC common stock and Class B common stock, which may be implemented by IAC's Board of Directors in its sole discretion immediately following the completion of IAC's previously announced spin-offs of HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. or, if not all of the spin-offs are effected substantially simultaneously, immediately following the first spin-off (the "Reverse Stock Split Proposal");

    •
    Proposal 4—to approve the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan (the "2008 Stock and Annual Incentive Plan Proposal");

    •
    Proposal 5—to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2008 fiscal year; and

    •
    to transact such other business as may properly come before the 2008 Annual Meeting and any related adjournments or postponements.

Q:
There are a number of references to IAC's previously announced spin-offs in this proxy statement. Are stockholders being asked to approve the spin-offs at the 2008 Annual Meeting?

A:
As previously announced, IAC is pursuing the spin-off of HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. (each, a "Spinco," and collectively, the "Spincos") via the distribution of all of the outstanding shares of common stock of each Spinco to IAC's stockholders (the "spin-offs"). As a result of the spin-offs, IAC will be separated into five separate, publicly traded companies. IAC expects the spin-offs to occur simultaneously, unless otherwise determined by its Board of Directors. However, IAC's Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon any or all of the spin-offs and the related transactions at any time prior to the date on which the shares of the Spincos are distributed to IAC stockholders.

  At the 2008 Annual Meeting, IAC is asking stockholders to approve the Preferred Stock Merger Proposal and the Reverse Stock Split Proposal. Although we refer to the spin-offs in the course of describing these proposals, the spin-offs themselves are not being presented to IAC stockholders for approval. Accordingly, this proxy statement does not provide a complete description of the effects of the spin-offs on IAC or its stockholders, the risks of the spin-offs or any other aspects of the spin-offs. For a description of the spin-offs, see Exhibit 99.1 to the registration statements on Form 10 filed by each of the Spincos on May 13, 2008, as amended by Amendment No. 1 thereto (SEC File Nos. 001-34061, 001-30462, 001-30463 and 001-34064).

Q:
What are my voting choices when voting for director nominees and what votes are required to elect directors to IAC's Board of Directors?

A:
In the vote on the election of director nominees, you may vote in favor of all nominees, withhold votes as to all nominees or vote in favor of and withhold votes as to specific nominees.

  The election of each of Edgar Bronfman, Jr., Barry Diller, Victor A. Kaufman, John C. Malone, Arthur C. Martinez, Steven Rattner, Diane Von Furstenberg and Michael P. Zeisser as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock, Class B common stock and Series B preferred stock voting together as a single class, with each share of common stock, Class B common stock and Series B preferred stock representing the right to one, ten, and two votes, respectively (hereinafter referred to as IAC capital stock).

  The election of each of Donald R. Keough, Bryan Lourd and Alan G. Spoon as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

  The Board recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:
What are my voting choices when voting on the Preferred Stock Merger and Reverse Stock Split Proposals and what votes are required to approve these proposals?

A:
In the vote on the approval of the Preferred Stock Merger and Reverse Stock Split Proposals, you may vote, in the case of each proposal, in favor of such proposal, vote against such proposal or abstain from voting on each such proposal.

  The approval of the Preferred Stock Merger and the Reverse Stock Split Proposals requires the affirmative vote of the holders of a majority of the outstanding voting power of the shares of IAC capital stock voting together.

  The Board recommends that the stockholders vote FOR the Preferred Stock Merger and Reverse Stock Split Proposals.

Q:
What are my voting choices when voting on the 2008 Stock and Annual Incentive Plan Proposal and what votes are required to approve this proposal?

A:
In the vote on the approval of the 2008 Stock and Annual Incentive Plan Proposal, you may vote in favor of such proposal, against such proposal or abstain from voting on such proposal.

  The approval of the 2008 Stock and Annual Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together.

  The Board recommends that the stockholders vote FOR the 2008 Stock and Annual Incentive Plan Proposal.

Q:
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm and what votes are required to ratify such appointment?

A:
In the vote on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2008, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

  The ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2008 requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together.

  The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2008.

Q:
Could other matters be decided at the 2008 Annual Meeting?

A:
As of the date of the filing of this proxy statement, we did not know of any matters to be raised at the 2008 Annual Meeting, other than those referred to in this proxy statement.

  If other matters are properly presented at the 2008 Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the 2008 Annual Meeting, Gregory R. Blatt, Joanne Hawkins and Thomas J. McInerney, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:
How do arrangements between Mr. Diller and Liberty Media Corporation regarding the voting of IAC shares held by these parties affect votes cast in connection with the 2008 Annual Meeting?

A:
As of the 2008 Annual Meeting record date, Mr. Diller held an irrevocable proxy over all IAC securities beneficially owned by Liberty Media Corporation, or Liberty, and its subsidiaries. This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the 2008 Annual Meeting. By virtue of this proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the vote of approximately 32.7% of the IAC common stock and 100% of the IAC Class B common stock and, consequently, approximately 63.1% of the combined voting power of the outstanding IAC capital stock. Thus, regardless of the vote of any other IAC stockholder, Mr. Diller has control over the vote on each matter submitted for stockholder approval at the 2008 Annual Meeting, other than the election of the three directors that holders of IAC common stock elect as a separate class.

Q:
What do I need to do now to vote at the 2008 Annual Meeting?

A:
IAC's Board of Directors is soliciting proxies for use at the 2008 Annual Meeting. Stockholders of record may vote their shares in any of four ways:

  •
  Submitting a Proxy by Mail:    If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;

  •
  Submitting a Proxy by Telephone:    Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Thursday, July 31, 2008;

  •
  Submitting a Proxy by Internet:    Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Thursday, July 31, 2008; or

  •
  Voting in Person:    If you were registered as a stockholder on IAC's books on June 17, 2008 or if you have a letter from your broker identifying you as a beneficial owner of IAC shares as of that date, you may vote in person by attending the 2008 Annual Meeting.

  Street name holders may submit a proxy by telephone or the internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this proxy statement. If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:
If I hold my IAC shares in street name through my broker, will my broker vote these shares for me?

A:
If you hold IAC shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other holder of record. Banks, brokers and other holders of record have discretionary authority to vote shares held in street name, even if they do not receive instructions from the beneficial owner, on routine proposals, which include the election of directors and the ratification of the appointment of an independent registered public accounting firm. Accordingly, if you do not provide your bank, broker or other holder of record with voting instructions with respect to the election of directors (Proposal 1) and/or the ratification of the appointment of IAC's independent registered public accounting firm (Proposal 5), such holder will have discretionary authority to vote your IAC shares held in street name on these proposals at the 2008 Annual Meeting. As a result of this discretionary authority, broker non-votes will not occur in connection with Proposals 1 and 5 at the 2008 Annual Meeting.

  However, banks, brokers and other holders of record do not have discretionary authority to vote shares held in street name in connection with non-routine proposals, which include Proposals 2, 3 and 4. As a result, broker non-votes will occur in connection with Proposals 2, 3 and 4 at the 2008 Annual Meeting. A broker non-vote in connection with Proposals 2 and 3 has the same effect as a vote against such proposal. Accordingly, if you fail to provide voting instructions to your bank, broker or other holder of record for Proposals 2 and/or 3, you will effectively be voting against these proposals. A broker non-vote in connection with Proposal 4 will have no effect on the outcome of such proposal.

Q:
What happens if I abstain?

A:
Abstentions are counted for purposes of determining whether there is a quorum and are counted as votes "against" any proposal for which abstentions are an option.

Q:
Can I change my vote?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the 2008 Annual Meeting by:

  •
  delivering to The Bank of New York a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

  •
  submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the vote at the 2008 Annual Meeting; or

  •
  attending the 2008 Annual Meeting and voting in person (although attendance at the 2008 Annual Meeting will not, by itself, revoke a proxy).

  You should send any written notice or a new proxy card to IAC/InterActiveCorp c/o The Bank of New York at the following address: BNY Mellon Shareowner Services, Proxy Processing, P.O. Box 3510, S. Hackensack, New Jersey 07606-9210, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling IAC's proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free).

Q:
What if I do not specify a choice for a matter when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees, the Preferred Stock Merger, Reverse Stock Split and 2008 Stock and Annual Incentive Plan Proposals, and the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2008.

Q:
How are proxies solicited and what is the cost?

A:
IAC bears all expenses incurred in connection with the solicitation of proxies. We have retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from IAC stockholders. The fee for this firm's services is estimated not to exceed $15,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

  In addition to solicitation by mail, the directors, officers and employees of IAC may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the proxy solicitation materials, IAC will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of IAC common stock and Series B preferred stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Q:
What should I do if I have questions regarding the 2008 Annual Meeting?

A:
If you have any questions about the 2008 Annual Meeting, would like to obtain directions to be able to attend the 2008 Annual Meeting and vote in person or would like copies of any of the documents referred to in this proxy statement, you should call MacKenzie Partners, Inc. at 1-800-322-2885.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

        At the upcoming 2008 Annual Meeting, a board of 11 directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors). Information concerning all director nominees appears below. The Board has designated Messrs. Keough, Lourd and Spoon as nominees for the positions on the Board to be elected by the holders of IAC common stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. With the exception of Mr. Zeisser, all of the Board's nominees are incumbent directors of IAC.

        The election of each of Edgar Bronfman, Jr., Barry Diller, Victor A. Kaufman, John C. Malone, Arthur C. Martinez, Steven Rattner, Diane Von Furstenberg and Michael P. Zeisser as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

        The election of each of Donald R. Keough, Bryan Lourd and Alan G. Spoon as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

        The Board recommends that stockholders vote FOR the election of each of its nominees for director named below.

Information Concerning Director Nominees

        Background information about the Board's nominees for election is set forth below.

        Edgar Bronfman, Jr., age 53, has been a director of IAC since February 1998. Mr. Bronfman has served as the Chairman and Chief Executive Officer of Warner Music Group since March 2004. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman also currently serves as a partner of Accretive LLC. Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal, S.A. in December 2000. Mr. Bronfman resigned from his position as an executive officer and as Vice Chairman of the Board of Directors of Vivendi Universal, S.A. in March 2002 and December 2003, respectively. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he had held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. He is the Chairman of the Board of Endeavor Global, Inc., and is currently a member of the Board of NYU Elaine A. and Kenneth G. Langone Medical Center, The Collegiate School, the Board of Governors of The Joseph H. Lauder Institute of Management & International Studies at the University of Pennsylvania, JPMorgan's National Advisory Board and the Council on Foreign Relations.

        Barry Diller, age 66, has been a director and the Chairman and Chief Executive Officer of IAC (and its predecessors) since August 1995. Mr. Diller also serves as the Chairman of Expedia, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the boards of directors of The Washington Post Company and The Coca-Cola Company. He also serves on the Board of Conservation International and The Educational Broadcasting Company. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School

of Cinema-Television, the New York University Board of Trustees, the Tisch School of the Arts Dean's Council and the Executive Board for the Medical Sciences of University of California, Los Angeles.

        Victor A. Kaufman, age 64, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Mr. Kaufman also serves as Vice Chairman of the Board of Expedia, which position he has held since August 2005. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

        Donald R. Keough, age 81, has been a director of IAC since September 1998. He currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC (and its predecessors), a New York investment banking firm. He was appointed to this position in April 1993. Mr. Keough is currently a member of the boards of directors of Berkshire Hathaway, Inc., The Coca-Cola Company and Convera Corporation. He is a past Chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations.

        Bryan Lourd, age 47, has been a director of IAC since April 2005. Mr. Lourd has served as partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies based in Beverly Hills, California, with offices in Nashville, New York and Beijing. He is a graduate of the University of Southern California.

        John C. Malone, age 67, has been a director of IAC since May 2006 and previously served as a director of IAC (or its predecessors) from October 2001 through September 2004. Dr. Malone has served as the Chairman of the Board of Liberty since 1990 and served as Liberty's Chief Executive Officer from August 2005 through February 2006. Dr. Malone also served as Chairman of the Board and Chief Executive Officer of Tele-Communications, Inc., or TCI, from November 1996 to March 1999. Prior to that, Dr. Malone served as President and Chief Executive Officer of TCI since 1973. Dr. Malone also serves as Chairman of the Board of Liberty Global, Inc., a director of Expedia, Inc., a shareholder representative of Discovery Communications, Inc. and as Chairman Emeritus of the Board for Cable Television Laboratories, Inc.

        Dr. Malone was nominated as a director by Liberty, which has the right to nominate two individuals for election to IAC's Board of Directors pursuant to an amended and restated governance agreement among IAC, Liberty and Mr. Diller. For additional information, see the discussion under Relationships Involving IAC and Liberty Media Corporation beginning on page 63.

        Arthur C. Martinez, age 68, has been a director of IAC since September 2005. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., positions he held from 1995. He was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. Prior to his tenure at Sears, he served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is currently a member of the boards of directors of PepsiCo, Inc., Liz Claiborne, Inc. and International Flavors & Fragrances Inc., and currently serves as Chairman of the Supervisory Board of ABN AMRO Holding, N.V. Mr. Martinez also serves as a Trustee of Greenwich Hospital, Northwestern University and the Chicago Symphony Orchestra.

        Steven Rattner, age 55, has been a director of IAC since April 2004. He is a Managing Principal of Quadrangle Group LLC, a private investment firm. Prior to the formation of Quadrangle in March 2000, Mr. Rattner served as Deputy Chairman and Deputy Chief Executive Officer of Lazard Frères & Co. LLC, which he joined as a General Partner in 1989 and where he founded the firm's Media and Communications Group. Prior to joining Lazard Frères & Co. LLC, Mr. Rattner was a Managing Director at Morgan Stanley, where he also founded the firm's Communications Group. Mr. Rattner also currently serves as a member of the board of directors of Protection One, Inc. Mr. Rattner has served many philanthropic organizations. He is a former Chairman of thirteen.org (Channels 13 and 21, New York's public television stations), a Fellow of Brown University, a former Trustee of the Metropolitan Museum of Art and an honorary trustee of the Brookings Institution.

        Alan G. Spoon, age 57, has been a director of IAC since February 2003. Since May 2000, Mr. Spoon has been Managing General Partner at Polaris Venture Partners, a private investment firm that provides venture capital and management assistance to development-stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon is currently a member of the boards of directors of Danaher Corporation, Tech Target and Getty Images. In his not-for-profit affiliations, Mr. Spoon is a Regent of the Smithsonian Institution and a member of the MIT Corporation.

        Diane Von Furstenberg, age 61, has been a director of IAC since March 1999. She is a designer and the founder of Diane Von Furstenberg Studio, L.P. and has served as its Chairman since August 1995. Previously, she was the Chairman of Diane Von Furstenberg Studio, which she also founded. Mr. Diller and Ms. Von Furstenberg are married.

        Michael P. Zeisser, age 43, has served as Senior Vice President of Liberty since September 2003. Prior to his tenure at Liberty, Mr. Zeisser was a partner at McKinsey & Company from December 1996.

        Mr. Zeisser was nominated as a director by Liberty, which has the right to nominate two individuals for election to IAC's Board of Directors pursuant to an amended and restated governance agreement among IAC, Liberty and Mr. Diller. For additional information, see the discussion under Relationships Involving IAC and Liberty Media Corporation beginning on page 63.

Corporate Governance

        Controlled Company Status.    IAC is subject to the Marketplace Rules of The Nasdaq Stock Market (the "Marketplace Rules"), which exempt "Controlled Companies," or companies of which more than 50% of the voting power is held by an individual, group or another company, from certain Nasdaq requirements.

        Pursuant to an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller, through shares owned by him as well as those beneficially owned by Liberty as of the record date, generally controls the vote on approximately 32.7% of IAC common stock and 100% of IAC Class B common stock and, consequently, approximately 63.1% of the combined voting power of the outstanding IAC capital stock. Mr. Diller and Liberty have filed Statements of Beneficial Ownership on Schedule 13D (and related amendments) relating to their respective IAC holdings and related voting arrangements with the SEC. On this basis, IAC is relying on the exemption for Controlled Companies from certain Nasdaq requirements.

        Director Independence.    Under the Marketplace Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to a questionnaire circulated by Company management, Company records and publicly available information. Following these determinations, Company management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board's prior independence determinations.

        The Board has determined that each of Messrs. Keough, Lourd, Martinez, Rattner and Spoon is independent. Additionally, the Board has determined that William Berkman and H. Norman Schwarzkopf, two current directors who are not standing for re-election, are also independent. In connection with this determination, the Board considered that IAC and its businesses in the ordinary course of business sell products and services to, or purchase products and services from, companies at which certain directors are employed as officers or serve as directors, or over which certain directors otherwise exert control. With the exception of Messrs. Berkman, Martinez and Spoon, all independent directors had relationships with entities that sell products and services to, or purchase products and services from, IAC and its businesses, and in each case, the relevant payments were below 5% of the recipient's consolidated gross revenues for the relevant year or $200,000 (whichever is more), which is the applicable threshold set forth in the Marketplace Rules.

        In addition, the Board considered the following relationships:

  •
  in the case of Mr. Berkman, certain relationships and arrangements involving Mr. Berkman and Liberty. Specifically, the Board considered (i) the fact that Mr. Berkman was nominated to the Board by Liberty, (ii) Mr. Berkman's position as Managing Partner of the Associated Group, LLC, the general partner of Liberty Associated Partners, LP, a private investment fund in which Liberty holds a minority passive investment, (iii) his de minimis holdings of Liberty's publicly-traded securities and (iv) Liberty's agreement to provide Mr. Berkman with certain indemnities in connection with his appointment to the Board; and

  •
  in the case of Mr. Rattner, who is a Managing Principal of the Quadrangle Group LLC, a private investment firm, the Board considered (i) Mr. Diller's investment in a Quadrangle fund formed in 2000 (the amount and nature of which was not material to Mr. Diller, the fund or Mr. Rattner), (ii) Mr. Diller's appointment as a member of the Advisory Board of such fund, which board is not responsible for the management and operation of the fund, and (iii) distributions received by Mr. Diller in respect of his investment in the fund, and customary management fees paid by Mr. Diller to the fund, in each case, on the same basis as all other limited partners in the fund.

        Of the remaining directors, (i) Mr. Bronfman is affiliated with a entity to which an IAC business made payments for services in excess of 5% of such entity's consolidated gross revenues for 2007 (see Relationships Involving Directors on page 61), (ii) Messrs. Diller and Kaufman are executive officers of the Company, (iii) Dr. Malone is the Chairman of Liberty, (iv) Ms. Von Furstenberg is Mr. Diller's spouse and (v) Mr. Zeisser is an employee of Liberty. Given these relationships, none of these directors are independent.

        If the Board's nominees are elected, the Board will no longer have a majority of independent directors, and intends to rely on the Controlled Company exemption unless further changes are made to the Board's composition.

        In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit Committee and Compensation and Human Resources Committee also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee members and by the SEC and the Internal Revenue Service for compensation committee members.

        Director Nominations.    As a result of the Controlled Company exemption, the Board does not have a nominating committee or other committee performing similar functions nor any formal policy on nominations. Liberty, an affiliate of IAC, has the right to nominate two directors for election to the Board so long as certain stock ownership requirements applicable to Liberty are satisfied. Historically, other nominees have been recommended by the Chairman, upon consultation with other Board members, and then considered by the entire Board. Given the controlled status of IAC, the Board believes that the process described above is appropriate. The Board does not have specific requirements for eligibility to serve as a director of IAC. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the Board in rendering its service to IAC, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders.

        The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically IAC has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC, 555 West 18th Street, 6th Floor, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

        Communications with the IAC Board.    Stockholders who wish to communicate with IAC's Board of Directors or a particular director may send such communication to IAC, 555 West 18th Street, 6th Floor, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

The Board and Board Committees

        The Board.    The Board met six times and acted by written consent once during 2007. During 2007, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of IAC stockholders. One member of the Board of Directors attended IAC's 2007 Annual Meeting of Stockholders.

        The Board currently has three standing committees: the Audit Committee, the Compensation and Human Resources Committee and the Executive Committee. The Board does not have a nominating committee.

        Board Committees.    The following table sets forth the current members of each standing Committee and the number of meetings held by and times that each such Committee took action by written consent during 2007. Each Committee member served in the capacities set forth for all of 2007.

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee
William H. Berkman*	—	X	—
Edgar Bronfman, Jr.	—	—	X
Barry Diller	—	—	X
Victor A. Kaufman	—	—	X
Donald R. Keough*	—	—	—
Bryan Lourd*	X	—	—
John C. Malone	—	—	—
Arthur C. Martinez*	—	Chair	—
Steven Rattner*	X	—	—
Gen. H. Norman Schwarzkopf*	—	X	—
Alan G. Spoon*	Chair	—	—
Diane Von Furstenberg	—	—	—
Number of Meetings	6	6	0
Number of Written Consents	0	3	1

*
Independent Directors

        Audit Committee.    The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, a copy of which is attached as Annex A to this proxy statement. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring (1) the integrity of IAC's financial statements, (2) the effectiveness of IAC's internal control over financial reporting, (3) the qualifications and independence of IAC's independent registered public accounting firm, (4) the performance of IAC's internal audit function and independent registered public accounting firm and (5) the compliance by IAC with legal and regulatory requirements. The formal report of the Audit Committee is set forth on page 32.

        The Board has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which has not adopted a written charter, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans. For additional information on IAC's processes and procedures for the consideration and determination of executive and director compensation and the related role of the Compensation and Human Resources Committee, see the discussion under Compensation Discussion and Analysis generally and Non-Employee Director Compensation beginning on pages 35 and 55, respectively. The formal report of the Compensation and Human Resources Committee is set forth on page 45.

        Executive Committee.    The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC's organizational documents.

PROPOSAL 2—PREFERRED STOCK MERGER PROPOSAL

Proposal and Required Vote

        We are asking stockholders to approve a proposal to adopt a merger agreement (the "merger agreement") between IAC and IAC Preferred Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of IAC formed for the purpose of facilitating the merger of Merger Sub with and into IAC (the "merger"). If the proposal is approved and the merger is consummated, each share of Series B preferred stock will be converted into the right to receive an amount in cash (the "merger consideration") equal to $27.77, plus an amount equal to accrued and unpaid dividends on such share through the merger effective time (as defined below). We expect the total consideration to be paid to holders of preferred stock in the merger to be approximately $21,500.

        Approval of the Preferred Stock Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding voting power of the shares of IAC capital stock voting together.

        The Board recommends that the stockholders vote FOR the Preferred Stock Merger Proposal.

Summary of the Preferred Stock Merger Proposal

        This summary highlights selected information from this proxy statement relating to the Preferred Stock Merger Proposal and may not contain all of the information that is important to stockholders. To understand the merger fully and for a more complete description of the merger agreement and transactions contemplated by the merger agreement, stockholders should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Annex B to this proxy statement. We encourage stockholders to read the merger agreement in its entirety, as it is the legal document that governs the merger.

        The Merger (see page 13).    We are asking stockholders to approve a proposal to adopt a merger agreement between IAC and IAC Preferred Merger Sub, Inc., a wholly owned subsidiary of IAC formed for the purpose of facilitating the merger of IAC Preferred Merger Sub, Inc. with and into IAC, with IAC continuing as the surviving corporation in the merger. If the proposal is approved and the merger is consummated, each share of Series B preferred stock will be converted into the right to receive an amount in cash equal to $27.77, plus an amount equal to accrued and unpaid dividends on such share to the merger effective time.

        By virtue of Mr. Diller's irrevocable proxy over all IAC securities beneficially owned by Liberty and its subsidiaries, as well as through shares owned by Mr. Diller directly, Mr. Diller has control over the vote on the Preferred Stock Merger Proposal, regardless of the vote of any other IAC stockholder. Because Mr. Diller has indicated that he intends to vote in favor of the Preferred Stock Merger Proposal at the 2008 Annual Meeting, we expect that the merger will be consummated shortly thereafter.

        Purpose of the Merger (see pages 13-14).    As of June 17, 2008, there were only 758 shares of Series B preferred stock issued and outstanding. The purpose of implementing the merger is to simplify IAC's capital structure in advance of the spin-offs by converting these remaining shares of Series B preferred stock into cash.

        Payment Procedures (see pages 14-15).    IAC has appointed The Bank of New York to act as paying agent to handle the payment of the merger consideration for shares of Series B preferred stock. Soon after the merger effective time, the paying agent will mail a letter of transmittal to each holder of a certificate or book-entry share representing a share or shares of Series B preferred stock. The letter of transmittal will contain instructions explaining the procedure for surrendering such shares. Holders of shares of Series B preferred stock should follow those instructions.

        Appraisal Rights (see pages 15-19).    Holders of shares of common stock do not have appraisal rights in respect of such shares under the General Corporation Law of the State of Delaware (the "DGCL") or under IAC's Restated Certificate of Incorporation in connection with the merger.

        Holders of shares of Series B preferred stock who dissent and do not vote in favor of the Preferred Stock Merger Proposal are entitled to appraisal rights under Delaware law in connection with the merger, which are described in this proxy statement and are set forth in Annex C to this proxy statement. Holders who perfect their appraisal rights and follow specified procedures in the manner prescribed by Section 262 of the DGCL will be entitled to have the "fair value" of their shares of Series B preferred stock appraised by the Delaware Court of Chancery.

        Material U.S. Federal Income Tax Consequences (see pages 19-21).    An exchange of Series B preferred stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who exchanges Series B preferred stock for cash in the merger will, depending on such U.S. Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares of Series B preferred stock or receiving a distribution from us with respect to our stock.

        Proposal and Required Vote (see page 12).    Approval of the Preferred Stock Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding voting power of the shares of IAC capital stock voting together.

The Merger

        We are asking stockholders to approve a proposal to adopt a merger agreement between IAC and Merger Sub, a wholly owned subsidiary of IAC formed for the purpose of facilitating the merger. If the proposal is approved and the merger is consummated, each share of Series B preferred stock will be converted into the right to receive the merger consideration.

        The common stock, Class B common stock, options, restricted stock units, warrants and other securities of IAC (other than shares of Series B preferred stock) will remain securities of IAC following the merger. The merger will not result in any change in IAC's business, assets or liabilities (other than as a result of the payment of the merger consideration and other costs incident to the merger). IAC management, including its directors and officers, will remain the same following the merger. The merger also will not have any effect on IAC's Restated Certificate of Incorporation.

        The merger would not affect IAC's ability to issue new shares of preferred stock in the future in accordance with its Restated Certificate of Incorporation and other governing documents.

        Our Board has approved the terms of the merger agreement and of the merger, declared the advisability of the merger agreement and of the merger and determined them to be fair to and in the best interests of IAC and its stockholders. As indicated above, by virtue of Mr. Diller's irrevocable proxy over all IAC securities beneficially owned by Liberty and its subsidiaries, as well as through shares owned by Mr. Diller directly, Mr. Diller has control over the vote on the preferred stock merger proposal, regardless of the vote of any other IAC stockholder. Because Mr. Diller has indicated that he intends to vote in favor of the Preferred Stock Merger Proposal at the 2008 Annual Meeting, we expect that the merger will be consummated shortly thereafter. If the stockholders approve this proposal, no further action on the part of stockholders will be required to implement the merger.

Purpose of the Merger

        Before the spin-off by IAC of Expedia, Inc. in August 2005 (the "Expedia spin-off"), IAC had a series of preferred stock outstanding (the "Series A preferred stock") with terms that were substantially identical (other than the conversion price, which was adjusted to reflect the Expedia spin-off and related transactions) to the terms of the Series B preferred stock. In connection with the Expedia spin-off, each holder of a share of Series A preferred stock could elect to receive (i) a specified amount in cash, (ii) a specified combination of IAC common stock and Expedia common stock or (iii) a specified combination of IAC Series B preferred stock and Expedia Series A preferred stock, and the substantial majority of such holders did not elect option (iii). As a result of these elections and subsequent elections to have IAC redeem such shares, as of June 17, 2008, there were only 758 shares of Series B preferred stock issued and outstanding. The purpose of implementing the merger is to simplify IAC's capital structure in advance of the planned spin-offs by converting these remaining shares of Series B preferred stock into cash. IAC intends to consummate the merger whether or not any spin-offs occur, however, to the extent permitted by law, our Board may decide to terminate the merger agreement and abandon the merger at any time before the merger effective time in its sole discretion, even if IAC stockholders have approved the Preferred Stock Merger Proposal.

Merger Sub

        Merger Sub, a wholly owned subsidiary of IAC, was incorporated under the DGCL on May 27, 2008 for the purpose of merging with IAC. The address and phone number of Merger Sub's principal office are the same as those of IAC. Prior to the merger, Merger Sub will have no material assets or liabilities and will not have carried on any business.

The Merger Agreement

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by the complete merger agreement, which is attached as Annex B to this proxy statement and incorporated herein by reference. All stockholders are urged to read carefully the merger agreement in its entirety.

        General.    Under the merger agreement, Merger Sub will be merged with and into IAC, with IAC continuing as the surviving corporation.

        Closing; Merger Effective Time.    Unless IAC decides otherwise, the closing of the merger will take place as soon as reasonably practicable after the date that all closing conditions have been satisfied or waived. On the closing date, IAC will file a certificate of merger with the Secretary of State of the State of Delaware in connection with the merger. The merger will be effective at such time as the certificate of merger is filed or at such later time as is specified in the certificate of merger (the "merger effective time").

        Effect on Capital Stock.    At the merger effective time:

  •
  each share of common stock of Merger Sub will be automatically cancelled;

  •
  each share of IAC common stock or Class B common stock will remain a share of common stock or Class B common stock, respectively, of IAC, the surviving corporation; and

  •
  each share of Series B preferred stock (other than Dissenting Shares (as defined below)) will be converted into the right to receive the merger consideration.

        Payment Procedures.    IAC has appointed The Bank of New York to act as paying agent to handle the payment of the merger consideration for shares of Series B preferred stock. Soon after the merger effective time, the paying agent will mail a letter of transmittal to each holder of a certificate or book-entry share representing a share or shares of Series B preferred stock. The letter of transmittal will contain instructions explaining the procedure for surrendering such shares. Holders of Series B preferred stock should not return certificates with the enclosed proxy card.

        Holders of certificates or book-entry shares representing a share or shares of Series B preferred stock who surrender such certificates or book-entry shares, together with a properly completed transmittal form and such other documents as may be required by the instructions to the letter of transmittal, will receive the merger consideration in respect of such shares. After the merger, each holder of a certificate or book-entry share that previously represented a share or shares of Series B preferred stock will no longer have any rights with respect to such share, except the right to receive the merger consideration in respect thereof or, in the case of a Dissenting Stockholder (as defined below), the appraisal rights summarized below.

        Holders of Series B preferred stock that do not comply with the payment procedures within six months following the closing of the merger may look only to the surviving corporation for payment of any merger consideration. None of the surviving corporation, Merger Sub or the paying agent will be liable to any holder of Series B preferred stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws. No interest will be paid or accrued on the merger consideration payable upon the surrender of certificates or book-entry shares representing Series B preferred shares.

        It is up to holders of Series B preferred stock to decide how to deliver their certificates or book-entry shares and any other required documents. It is the responsibility of holders of Series B preferred stock to ensure that all necessary materials are delivered to the paying agent in a timely manner.

        Conditions to the Merger.    The obligations of IAC and Merger Sub to consummate the merger are subject to the satisfaction of, or (to the extent permitted by applicable law) the waiver by IAC of, the following conditions:

  •
  the adoption of the merger agreement by IAC's stockholders; and

  •
  the absence of any law, order or injunction prohibiting the completion of the merger and the absence of any proceeding challenging the merger agreement or seeking to prohibit or delay the merger which our Board determines would make the merger no longer advisable.

        No federal or state regulatory approvals must be obtained in connection with the merger.

        Termination.    To the fullest extent permitted by Delaware law, our Board may decide to terminate the merger agreement and abandon the merger at any time before the merger effective time in its sole discretion, even if our stockholders have approved the Preferred Stock Merger Proposal. If the merger agreement is terminated, it will become void and of no effect without any liability on the part of any party to the agreement.

        Amendments and Waiver.    To the fullest extent permitted by Delaware law, the merger agreement may be amended by mutual consent of our Board and the board of directors of Merger Sub, and any provision of the merger agreement may be waived, at any time before the merger effective time, even if our stockholders have approved the Preferred Stock Merger Proposal.

Appraisal Rights

        Holders of shares of common stock do not have appraisal rights in respect of such shares under the DGCL or under IAC's Restated Certificate of Incorporation in connection with the merger.

        A holder of shares of Series B preferred stock who makes the demand described below, who is continuously the record owner of such shares through the merger effective time, who otherwise complies with the statutory requirements of Section 262 of the DGCL and who neither votes in favor of the Preferred Stock Merger Proposal nor consents thereto in writing is entitled to certain appraisal rights under Delaware law in connection with the merger, which are described below and are set forth in Annex C to this proxy statement. Such holders who perfect their appraisal rights and follow specified procedures in the manner prescribed by Section 262 of the DGCL will be entitled to have an appraisal of the fair value of their shares of Series B preferred stock by the Delaware Court of Chancery. ANY HOLDER OF SERIES B PREFERRED STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

        The record holders of the shares of Series B preferred stock that elect to exercise appraisal rights with respect to the merger are referred to as "Dissenting Stockholders," and the shares of Series B preferred stock with respect to which they exercise appraisal rights are referred to as "Dissenting Shares." If a stockholder has a beneficial interest in shares of Series B preferred stock that are held of record in the name of another person, such as a broker or nominee, and such stockholder desires to perfect whatever appraisal rights the beneficial holder may have, the beneficial holder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

        A VOTE IN FAVOR OF THE PREFERRED STOCK MERGER PROPOSAL BY A HOLDER OF SHARES OF SERIES B PREFERRED STOCK WILL RESULT IN A WAIVER OF SUCH HOLDER'S APPRAISAL RIGHTS.

        When the merger becomes effective, holders of Series B preferred stock who comply with the procedures prescribed in Section 262 of the DGCL are entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from IAC together with interest, if any, to be paid on the amount determined to be fair value. The following is a brief summary of the statutory procedures that must be followed by a holder of shares of Series B preferred stock in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. We advise any holder of Series B preferred stock considering demanding appraisal to consult legal counsel.

        In order to exercise appraisal rights under Delaware law, a stockholder must be the holder of record of the shares of Series B preferred stock as to which appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, must continuously hold such shares through the effective date of the merger and must not vote in favor of approval of the merger or consent thereto in writing. A vote by a holder of Series B preferred stock against approval of the merger is not required in order for that holder to exercise appraisal rights.

        Within 10 days after the merger effective time, IAC must provide notice of the date of effectiveness of the merger to all holders of Series B preferred stock who have complied with Section 262 of the DGCL and have not voted for adoption of the merger agreement.

        A holder of Series B preferred stock who elects to exercise appraisal rights must mail or deliver the written demand for appraisal before the 2008 Annual Meeting to:

    IAC/InterActiveCorp
    555 West 18th Street
    New York, NY 10011
    Attn: Corporate Secretary

        The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Series B preferred stock covered by the demand, and should state that the stockholder is thereby demanding appraisal of such stockholder's shares of Series B preferred stock in accordance with Section 262 of the DGCL. A proxy or vote against the adoption of the merger agreement shall not constitute such a demand.

        When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform IAC of the identity of the stockholder of record making the demand and that the stockholder intends to demand appraisal of such stockholder's shares of Series B preferred stock. A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as that stockholder's name appears on the stockholder's stock certificate. If Series B preferred stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Series B preferred stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

        A holder of record who holds Series B preferred stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Series B preferred stock held for all or less than all beneficial owners of the Series B preferred stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Series B preferred stock covered by the demand. Where the number of shares of Series B preferred stock is not expressly stated, the demand will be presumed to cover all shares of Series B preferred stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of a written demand prior to the taking of the vote on the merger.

        Within 120 days after the effective date of the merger, any Dissenting Stockholder who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from IAC a statement of the aggregate number of shares of Series B preferred stock not voted in favor of approval of the Preferred Stock Merger Proposal and with respect to which demands for appraisal have been received by IAC, and the aggregate number of holders of those shares. A person who is a beneficial owner of shares of Series B preferred stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from IAC the statement described in the previous sentence. This statement must be mailed within 10 days after the written request has been received by IAC.

        Within 120 days after the effective date of the merger, either IAC, any Dissenting Stockholder or any beneficial owner of shares held in a voting trust or by a nominee may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of Series B preferred stock of all Dissenting Stockholders. If a petition for an appraisal is timely filed, then after a hearing on the petition, the Delaware Court of Chancery will determine which of the Dissenting Stockholders are entitled to appraisal rights and will then appraise the shares of Series B preferred stock owned by those stockholders, by determining the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, on the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If no petition for appraisal is filed with the Delaware Court of Chancery by IAC or any Dissenting Stockholder within 120 days after the effective time of the merger, then Dissenting Stockholders' rights to appraisal will cease and they will be entitled only to receive the merger consideration in the merger on the same basis as other holders of Series B preferred stock. Inasmuch as IAC has no obligation to file a petition, any holder of Series B preferred stock who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any holder of Series B preferred stock without the approval of the Delaware Court of Chancery, and this approval may be conditioned on any terms the Delaware Court of Chancery deems just; provided, however, that any holder of Series B preferred stock who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw such holder's demand for appraisal and accept the terms offered upon the merger within 60 days after the effective date of the merger.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, from and after the effective time of the merger, be entitled to vote the Series B preferred stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the Series B preferred stock, except for dividends or other distributions payable to holders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any Dissenting Stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party will have the right to withdraw such stockholder's demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which Series B preferred stock is converted into merger consideration in the merger. After this 60-day period, a Dissenting Stockholder may withdraw his, her or its demand for appraisal only with the consent of IAC.

        Holders of Series B preferred stock considering whether to seek appraisal should bear in mind that the fair value of their Series B preferred stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the merger consideration in the merger. Also, IAC reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the Series B preferred stock is less than the value of the merger consideration to be issued in the merger. In determining "fair value", the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE HOLDERS OF SERIES B PREFERRED STOCK WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL.

        Any holder of Series B preferred stock who fails to comply with the requirements of Section 262 of the DGCL, which are set forth in Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other holders of Series B preferred stock.

        Holders of shares of Class B common stock would have appraisal rights in respect of such shares under the DGCL in connection with the merger if, among other requirements, such holders do not vote in favor of approval of the merger. If all shares of Class B common stock are voted in favor of the Preferred Stock Merger Proposal pursuant to Mr. Diller's proxy over such shares, as is expected to occur, holders of shares of Class B common stock for whom such proxy was granted will not be entitled to appraisal rights in respect of such shares in connection with the merger.

        Financial Information    Holders of Series B preferred stock should review the financial information set forth in Annex D to this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

        Overview.    The following section describes the material U.S. federal income tax consequences of the merger to "U.S. Holders" (as defined below) of Series B preferred stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary or proposed U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

        For purposes of this section, "U.S. Holder" means a beneficial owner of Series B preferred stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Series B preferred stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. Partners in partnerships holding Series B preferred stock should consult their tax advisors.

        This discussion addresses only holders of Series B preferred stock that are U.S. Holders and hold their shares of Series B preferred stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, and holders who hold their Series B preferred stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired Series B preferred stock pursuant to the exercise of employee stock options or otherwise as compensation). This discussion does not address any state, local or non-U.S. tax consequences of the merger, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. In addition, this discussion does not address any tax consequences of the merger to holders of Series B preferred stock that also own Class B common stock or to holders of Series B preferred stock that exercise appraisal rights.

        All holders of Series B preferred stock should consult their tax advisors to determine the particular tax consequences to them of the merger, including the effects of U.S. federal, state and local, foreign and other tax laws.

        An exchange of Series B preferred stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who exchanges Series B preferred stock for cash in the merger will, depending on such U.S. Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares of Series B preferred stock or receiving a distribution from us with respect to our stock.

        Sale or Exchange Treatment.    Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on the exchange of shares of Series B preferred stock for cash pursuant to the merger if the exchange:

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  results in a "complete termination" of such U.S. Holder's equity interest in us;

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  results in a "substantially disproportionate" redemption with respect to such U.S. Holder; or

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  is "not essentially equivalent to a dividend" with respect to the U.S. Holder.

        An exchange of shares of Series B preferred stock pursuant to the merger will result in a "complete termination" if either (i) the U.S. Holder owns no shares of IAC stock either actually or constructively after the shares of Series B preferred stock are exchanged pursuant to the merger or (ii) the U.S. Holder actually owns no shares of IAC stock immediately after the exchange of shares of Series B preferred stock pursuant to the merger and, with respect to shares of IAC stock constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares of IAC stock. U.S. Holders wishing to satisfy the "complete termination" test through waiver of attribution should consult their tax advisors.

        An exchange of shares of Series B preferred stock pursuant to the merger will result in a "substantially disproportionate" redemption with respect to a U.S. Holder if such holder does not own, actually or constructively, any shares of IAC common stock. If an exchange of shares of Series B preferred stock pursuant to the merger fails to satisfy the "substantially disproportionate" test, the U.S. Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test.

        An exchange of shares of Series B preferred stock pursuant to the merger will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's proportionate interest in us. An exchange of shares of Series B preferred stock for cash that results in a relatively minor reduction of the proportionate equity interest of a U.S. Holder whose relative equity interest in us is minimal and who does not exercise any control over or participate in the management of our corporate affairs should constitute a "meaningful reduction." In applying each of the Section 302 tests described above, a U.S. Holder must take account of shares of IAC stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning shares of IAC stock owned by certain related individuals and entities, and shares of IAC stock that the U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security. U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        Contemporaneous dispositions or acquisitions of shares of IAC stock by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied.

        If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and such U.S. Holder's tax basis in the shares of Series B preferred stock exchanged. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares of Series B preferred stock exceeds one year as of the date of the exchange. Gain or loss must be determined separately for each block of shares of Series B preferred stock. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

        Distribution Treatment.    If a U.S. Holder does not satisfy any of the Section 302 tests described above, the entire amount of cash received by such U.S. Holder pursuant to the merger will be treated as a dividend to the extent of the U.S. Holder's allocable portion of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent, generally, of the U.S. Holder's basis in the shares exchanged, and any remainder will be treated as capital gain. Any such gain will be capital gain and will be long-term capital gain if the holding period of the shares of Series B preferred stock exceeds one year as of the date of the exchange. Provided certain holding period and other requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as a dividend. Such a dividend will be taxed in its entirety, without reduction for the U.S. Holder's tax basis of the shares of Series B preferred stock exchanged. To the extent that an exchange of the Series B preferred stock for cash in the merger is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder's remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the exchanged shares of Series B preferred stock will be added to any shares of IAC stock retained by the U.S. Holder.

        Federal Backup Withholding Tax.    Under the federal income tax backup withholding rules, 28% of the merger consideration payable to a stockholder or other payee pursuant to the merger will be withheld and remitted to the United States Treasury, unless such stockholder or other payee provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a stockholder's federal income tax liability, provided that the required information is supplied to the IRS.

PROPOSAL 3—REVERSE STOCK SPLIT PROPOSAL

Proposal and Required Vote

        We are asking stockholders to approve a proposal to amend IAC's Restated Certificate of Incorporation to effect a reverse stock split of shares of IAC common stock and Class B common stock at a 1-for-2 ratio. The reverse stock split would reduce the number of outstanding shares of IAC common stock and Class B common stock, and the holdings of each stockholder, according to the same formula, which is described under the caption Principal Effects of the Reverse Stock Split on page 24. The Board will not effect the reverse stock split unless and until the merger described above under "Proposal 2—Preferred Stock Merger Proposal" is consummated.

        Approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding voting power of the shares of IAC capital stock voting together.

        The Board recommends that the stockholders vote FOR the Reverse Stock Split Proposal.

Overview

        We are asking stockholders to approve a proposal to amend IAC's Restated Certificate of Incorporation to effect a reverse stock split of our shares of common stock and Class B common stock at a 1-for-2 ratio. The reverse stock split would reduce the number of outstanding shares of our common stock and Class B common stock, and the holdings of each stockholder, according to the same formula, which is described under the caption Principal Effects of the Reverse Stock Split on page 24.

        The Board will not effect the reverse stock split unless and until the merger described above under "Proposal 2—Preferred Stock Merger Proposal" is consummated. As discussed on pages 12-13, Mr. Diller has control over the vote on the Preferred Stock Merger Proposal regardless of the vote of any other stockholder and has indicated that he intends to vote in favor of that proposal at the 2008 Annual Meeting, and we expect the merger to be consummated shortly thereafter. Mr. Diller also has control over the vote on the Reverse Stock Split Proposal and has indicated that he intends to vote in favor of that proposal at the 2008 Annual Meeting as well.

        If the Reverse Stock Split Proposal is approved, the Board may in its discretion implement the reverse stock split immediately after the spin-offs (or, if not all of the spin-offs are effected substantially simultaneously, immediately following the first spin-off). At the time we announce the definitive distribution date for the first spin-off, we also will announce whether the Board has determined to effect the reverse stock split. The Board also will have the sole discretion not to effect the reverse stock split, even if we proceed with one or more spin-offs.

        Except for cash payments in lieu of fractional share interests, as described under the caption Mechanics of the Reverse Stock Split beginning on page 25, each stockholder's proportionate ownership interest in the Company would be the same immediately before and after the reverse stock split.

Purpose of the Reverse Stock Split

        It is likely that the trading price of our common stock will decline following the spin-offs, due to the fact that we will no longer own the Spincos. The purpose of implementing the reverse stock split would be to seek to increase the per share trading price of our common stock following the spin-offs relative to what the per share trading price would be if the reverse stock split were not implemented. Our Board intends to effect the proposed reverse stock split only if it determines such action to be in the best interests of the Company and its stockholders. If the Board expects that our common stock may trade in a satisfactory range following the spin-offs, the Board may exercise its discretion not to implement the reverse stock split.

        We believe that a number of institutional investors and investment funds may be reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. If our common stock were to trade in a range following the spin-offs that could raise these concerns, the reverse stock split could help ensure that our common stock price stays at a level that would be viewed more favorably by potential investors.

        Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. A higher stock price after the reverse stock split should reduce this concern.

        The combination of increased interest from institutional investors and investment funds and lower transaction costs could have the effect of improving the trading liquidity of our common stock relative to what the trading liquidity would be if the reverse stock split were not implemented.

        Our common stock currently trades on the Nasdaq Stock Market under the symbol "IACI." The Nasdaq Stock Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange, including a minimum trading price requirement. Today, IAC meets all of the Nasdaq Stock Market's continued listing criteria, including the minimum trading price requirement. Although we do not believe that we currently have an issue relating to the continued listing of our common stock on the Nasdaq Stock Market and do not expect that the spin-offs would cause us to have such an issue even if we were not to implement the reverse stock split, we believe that approval of the Reverse Stock Split Proposal would provide the Board with the ability to help ensure that we will continue to meet the continued listing standard immediately after the spin-offs, to the extent that our common stock price might not otherwise meet the minimum trading requirement. We also cannot assure you that we will continue to meet the Nasdaq Stock Market's continued listing criteria following the reverse stock split.

        If the stockholders approve this proposal, the Board would effect the reverse stock split only if the Board determines that the reverse stock split after the first spin-off or spin-offs would be in the best interests of the Company and its stockholders. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split.

Important Facts About the Reverse Stock Split

        We cannot assure you that the market price per share of our common stock after the split effective time (as defined below) would reflect the reverse split ratio of 1-for-2 or that the price following the split effective time of the reverse stock split will be maintained for any period of time.

        While we believe that a higher stock price may help generate investor interest in our common stock, the reverse stock split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investment guidelines of institutional investors or investment funds. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

        If the reverse stock split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. You should keep in mind that the implementation of the reverse stock split does not have an effect on the actual or intrinsic value of IAC or your proportional ownership in IAC.

        The reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in "round lots" of even multiples of 100 shares.

Principal Effects of the Reverse Stock Split

        If approved and implemented, the principal effects of the reverse stock split would include the following:

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  each two shares of common stock or Class B common stock that you own will be combined into one new share of common stock or Class B common stock, respectively (except for the payment of cash instead of issuing fractional shares as described below);

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  the number of outstanding shares of common stock and Class B common stock will be proportionately reduced at the ratio of 1-for-2 (except for the payment of cash instead of issuing fractional shares as described below);

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  the number of shares of common stock that are held in our treasury will be proportionately reduced at the ratio of 1-for-2;

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  appropriate adjustments will be made pursuant to the terms of outstanding warrants to maintain their economic value; and

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  IAC compensatory equity-based awards will be equitably adjusted in connection with the reverse stock split in a manner designed to preserve the value of the awards immediately prior to and immediately following the adjustments, which adjustments may be made either as part of the adjustments to the IAC compensatory equity-based awards in connection with the spin-offs or as an independent adjustment.

        The common stock and Class B common stock resulting from the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the public registration of the common stock under the Exchange Act or the listing of the common stock on the Nasdaq Stock Market (although, in accordance with Nasdaq rules, the letter "D" will be added to the end of the trading symbol for a period of 20 trading days from the split effective date of the reverse stock split to indicate that the reverse stock split has occurred).

        If implemented, the reverse stock split would not have any effect on our current dividend policy. Accordingly, our directors and management do not anticipate paying any cash dividends on shares of our common stock or Class B common stock in the foreseeable future.

        The reverse stock split would not affect the number of shares of common stock, Class B common stock or preferred stock that we are authorized to issue under IAC's Restated Certificate of Incorporation, or the par value of any such shares.

Accounting Matters

        The par value of the common stock and Class B common stock will remain at $0.001 per share after the reverse stock split. As a result, as of the split effective time, the stated capital on our balance sheet attributable to our common stock and Class B common stock would be reduced proportionately based on the reverse stock split ratio of 1-for-2, and additional paid-in capital will be credited with the amount by which the stated capital is reduced. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be restated to give retroactive effect to the reverse stock split.

Mechanics of the Reverse Stock Split

        Amendment of IAC's Restated Certificate of Incorporation.    If stockholders approve the Reverse Stock Split Proposal, the merger is consummated and the Board determines to implement the reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to IAC's Restated Certificate of Incorporation. The reverse stock split will become effective at the time and on the date of the filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the "split effective time" and "split effective date," respectively. The text of the proposed amendments to IAC's Restated Certificate of Incorporation is attached hereto as Annex E.

        Effect on Registered "Book-entry" Holders of Common Stock.    Our holders of common stock may hold some or all of their shares electronically in book-entry form under a direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

        Holders of registered shares in book-entry form do not need to take any action to receive post-split shares or cash payments in lieu of any fractional share interests, if applicable. Holders entitled to post-split shares will automatically be sent a transaction statement indicating the number of shares held following the reverse stock split.

        Holders entitled to cash payments in lieu of any fractional share interests will be mailed a check as soon as practicable after the split effective date. By signing and cashing this check, holders will warrant that they own the shares for which they received a cash payment.

        Exchange of Stock Certificates.    In the event the reverse stock split is implemented, each certificate representing pre-split shares of common stock and each certificate representing pre-split shares of Class B common stock will, until surrendered and exchanged as described below, be deemed to represent the number of post-split shares of common stock and Class B common stock, respectively, into which the pre-split shares shall have been reclassified.

        As soon as practicable after the split effective date, our transfer agent, The Bank of New York, will mail a transmittal form to each holder of record of certificates formerly representing shares of our pre-split common stock that will be used in forwarding certificates for surrender and exchange for certificates representing the number of shares of our common stock the holder is entitled to receive as a consequence of the reverse stock split. The transmittal form will be accompanied by instructions specifying other details of the exchange.

        After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of our pre-split common stock and will receive in exchange therefor certificates representing the number of shares of our common stock to which the holder is entitled. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from our transfer agent or otherwise destroy their certificates. In connection with the reverse stock split, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing post-split shares of common stock.

        As soon as practicable after the split effective date, IAC will contact each holder of record of certificates formerly representing shares of our pre-split Class B common stock, and will handle internally the exchange of such certificates for certificates representing the number of shares of our Class B common stock the holder is entitled to receive as a consequence of the reverse stock split.

        Fractional Shares.    No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares, because they hold a number of shares of common stock or Class B common stock not evenly divisible by two, will be entitled to a cash payment in an amount equal to the fair value thereof as determined by the Board.

        Stockholders who otherwise would be entitled to receive fractional shares will be entitled only to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares.

No Appraisal Rights

        Stockholders do not have appraisal rights under the DGCL or under IAC's Restated Certificate of Incorporation in connection with the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

        The following section describes the material U.S. federal income tax consequences of the reverse stock split to "U.S. Holders" (as defined below) of common stock. This summary is based upon current provisions of the Code, final, temporary or proposed U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

        For purposes of this section, a "U.S. Holder" means a beneficial owner of common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. Partners in partnerships holding common stock should consult their tax advisors.

        This discussion addresses only holders of common stock that are U.S. Holders and hold their shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, and holders who hold their common stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired common stock pursuant to the exercise of employee stock options or otherwise as compensation). This discussion does not address any state, local or non-U.S. tax consequences of the reverse stock split, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. In addition, this discussion does not address any tax consequences of the reverse stock split to holders of Class B common stock.

        All stockholders should consult their tax advisors to determine the particular tax consequences to them of the reverse stock split, including the effects of U.S. federal, state and local, foreign and other tax laws.

        The anticipated U.S. federal income tax consequences of the reverse stock split are as follows:

  •
  no gain or loss would be recognized by a U.S. Holder of common stock upon the reverse stock split, except with respect to cash received in lieu of fractional share interests;

  •
  the aggregate adjusted basis of the shares of common stock held by a U.S. Holder following the reverse stock split would be equal to such holder's aggregate adjusted basis in the common stock held immediately prior to the reverse stock split, reduced by any tax basis allocable to fractional share interests; and

  •
  the holding period of the common stock held by a U.S. Holder following the reverse stock split would include the holding period of the shares of common stock held immediately prior to the reverse stock split.

        IAC will not issue any fractional share interests in the reverse stock split. In lieu of fractional share interests, each IAC stockholder who otherwise would have been entitled to receive a fractional share interest will receive a cash payment in an amount equal to the fair value thereof as determined by the Board. A U.S. Holder of common stock who receives cash in lieu of a fractional share interest generally will recognize gain or loss for U.S. federal income tax purposes based upon the difference between the amount of cash received in lieu of the fractional share interest and the adjusted tax basis allocated to such fractional share interest. Such gain or loss generally will be long-term capital gain or loss if, as of the date of the reverse stock split, the holding period of the fractional share interest is greater than one year.

Reservation of Right to Abandon Reverse Stock Split

        We reserve the right to abandon the reverse stock split without further action by our stockholders at any time before the split effective time, even if the authority to effect the reverse stock split has been approved by our stockholders at the 2008 Annual Meeting. By voting in favor of the reverse stock split, you are expressly also authorizing the Board to determine not to proceed with, and abandon, the reverse stock split if it should so decide.

PROPOSAL 4—2008 STOCK AND ANNUAL INCENTIVE PLAN PROPOSAL

Proposal and Required Vote

        IAC's Board of Directors has adopted the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan ("2008 Incentive Plan"), effective as of June 9, 2008, subject to approval by IAC's stockholders.

        Approval of the 2008 Stock and Annual Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together.

        The Board recommends that the stockholders vote FOR the 2008 Stock and Annual Incentive Plan Proposal.

Overview

        The purpose of the 2008 Incentive Plan is to give IAC a competitive advantage in attracting, retaining and motivating officers and employees and to provide IAC with the ability to provide incentives more directly linked to the profitability of IAC's businesses and increases in stockholder value.

        Set forth below is a summary of certain important features of the 2008 Incentive Plan, which summary is qualified in its entirety by reference to the actual plan attached as Annex F to this proxy statement.

Administration

        The 2008 Incentive Plan will be administered by the Compensation and Human Resources Committee (or such other committee of the Board as IAC's Board of Directors may from time to time designate) (the "Committee"). Among other things, the Committee will have the authority to select individuals to whom awards may be granted, to determine the type of award, as well as the number of shares of IAC common stock to be covered by each award, and to determine the terms and conditions of any such awards.

Eligibility

        Persons who serve or agree to serve as officers, employees, non-employee directors or consultants of IAC and its subsidiaries and affiliates are eligible to be granted awards under the 2008 Incentive Plan.

Shares Subject to the Plan

        The 2008 Incentive Plan authorizes the issuance of up to 20,000,000 shares of IAC common stock pursuant to awards under the plan. No single participant may be granted awards covering in excess of 10,000,000 shares of IAC common stock over the life of the 2008 Incentive Plan.

        The shares of IAC common stock subject to grant under the 2008 Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by IAC's Board of Directors. To the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, those shares of IAC common stock subject to such awards not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of IAC common stock (by either actual delivery or by attestation), only that number of shares of IAC common stock issued net of the shares of IAC common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of IAC common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of IAC common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

        In the event of certain extraordinary corporate transactions, the Committee or IAC's Board of Directors may make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan (provided, however, that there will be no adjustment under this clause (i) with respect to the one-for-two reverse stock split of IAC common stock and Class B common stock that IAC stockholders are being asked to approve at the 2008 Annual Meeting), (ii) the various maximum limitations set forth in the plan, (iii) the number and kind of shares or other securities subject to outstanding awards; and (iv) the exercise price of outstanding options and stock appreciation rights, among others.

Awards Under the Plan

        As indicated above, several types of awards may be granted under the 2008 Incentive Plan, a summary of which is set forth below.

        Stock Options and Stock Appreciation Rights.    Stock options granted under the plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in IAC common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights shall be as determined by the Committee, but an incentive stock option ("ISO") may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and stock appreciation rights and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment and vested options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and for 90 days after the award holder's termination for any other reason. Vested options and stock appreciation rights will also terminate upon the optionee's termination for cause (as defined in the 2008 Incentive Plan). Stock options and stock appreciation rights are transferrable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant's family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

        Restricted Stock.    Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4), (i) such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to IAC or any subsidiary, division or department of IAC. Such performance goals also may be based upon the attaining of specified levels of IAC, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by IAC. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

        Restricted Stock Units.    The Committee may grant restricted stock units payable in cash or shares of IAC common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Committee. The terms and conditions of restricted stock unit awards (including any applicable Performance Goals) need not be the same with respect to each participant.

        Other Stock-Based Awards.    Other awards of IAC common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, IAC common stock, including (without limitation), unrestricted stock, dividend equivalents, and convertible debentures, may be granted under the plan.

        Bonus Awards.    Bonus awards granted to eligible employees of IAC and its subsidiaries and affiliates under the 2008 Incentive Plan shall be based upon the attainment of the Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual shall be limited to $10 million for any plan year, pro rated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of the Committee, in IAC common stock, as soon as practicable following the end of the plan year. The Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Performance Goals.

Change in Control

        Unless otherwise provided by the Committee in an award agreement, in the event of a Change in Control (as defined in the 2008 Incentive Plan) of IAC, in the case of officers of IAC (and not IAC's subsidiaries or any division or unit of IAC) who are Senior Vice Presidents and above as of the time of the Change in Control and, in the case of other employees of IAC if provided by the Committee in an award agreement (i) any SARs and stock options outstanding as of the date of the Change in Control, which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, (iii) all restricted stock units will be considered to be earned and payable in full and any restrictions will lapse and such restricted stock units will be settled in cash or shares of IAC common stock as promptly as practicable, and (iv) bonus awards may be paid out in whole or in part, in the discretion of the Committee, notwithstanding whether Performance Goals have been achieved. In addition, in the event that, during the two-year period following a Change in Control, a participant's employment is terminated by IAC other than for cause or disability or a participant resigns for good reason, (i) any SARs and stock options outstanding as of the date of the Change in Control, will become fully exercisable and vested and will remain exercisable for the greater of (a) the period that they would remain exercisable absent the Change in Control provision and (b) the lesser of the original term or one year following such termination of employment, (ii) the restrictions applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, and (iii) all restricted stock units will be considered to be earned and payable in full and any restrictions will lapse and such restricted stock units will be settled in cash or shares of IAC common stock as promptly as practicable.

Amendment and Discontinuance

        The 2008 Incentive Plan may be amended, altered or discontinued by the IAC Board, but no amendment, alteration or discontinuance may materially impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent. The 2008 Incentive Plan may not be amended without stockholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

        The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

        Nonqualified Options.    Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and IAC will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash paid under an SAR (the "spread") will constitute compensation taxable to the optionee as ordinary income. IAC, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee, subject to the limitations of Code Section 162(m).

        ISOs.    An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

        Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. IAC is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

New Plan Benefits

        The benefits or amounts to be received by IAC's named executive officers, IAC's executive officers as a group, IAC's non-executive directors as a group and IAC's non-executive officer employees as a group are not determinable. The table below sets forth benefits and amounts that were received by or allocated to each of the foregoing categories of individuals for the last completed fiscal year under IAC's 2005 Stock and Annual Incentive Plan ("2005 Incentive Plan") and represents the amounts that would have been payable under the 2008 Incentive Plan during the last completed fiscal year had the 2008 Incentive Plan been in effect and awards made thereunder rather than the 2005 Incentive Plan. In the case of information regarding restricted stock unit awards, amounts are presented at "target." See the discussion under the Grants of Plan-Based Awards table on page 47.

Name and Position	Bonus Plan Awards (in dollars)	Restricted Stock Units (in shares)
Named Executive Officers:
Barry Diller	—	—
Victor A. Kaufman	—	62,735
Douglas R. Lebda	—	62,735
Thomas J. McInerney	—	62,735
Gregory R. Blatt	—	62,735
All Non-Employee Directors, as a Group	—	67,500
All Other Employees, as a Group	—	2,835,095

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

        Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2008 and until its successor is elected. Ernst & Young LLP has served as IAC's independent registered public accounting firm for many years and is considered by management to be well qualified.

        A representative of Ernst & Young LLP is expected to be present at the 2008 Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

        Ratification of the appointment of IAC's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together.

        The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2008.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of IAC's financial statements, (2) the effectiveness of IAC's internal control over financial reporting, (3) the qualifications and independence of IAC's independent registered public accounting firm, (4) the performance of IAC's internal audit function and independent registered public accounting firm and (5) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC's financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and IAC's independent registered public accounting firm.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC for the fiscal year ended December 31, 2007 with IAC's management and Ernst & Young LLP, IAC's independent registered public accounting firm.

        The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Ernst & Young its independence from IAC and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for IAC for the fiscal year ended December 31, 2007 be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chair)
Bryan Lourd
Steven Rattner

Fees Paid to Our Independent Registered Public Accounting Firm

        The following table sets forth fees for all professional services rendered by Ernst & Young to IAC for the years ended December 31, 2007 and 2006.

	2007	2006
Audit Fees(1)	$6,400,000	$6,389,325
Audit-Related Fees(2)	1,527,000	1,217,000

Total Audit and Audit-Related Fees	7,927,000	7,606,325
Tax Fees(3)	375,000	—
Other Fees	—	—

Total Fees	$8,302,000	$7,606,325

(1)
Audit Fees include fees associated with the annual audit of IAC's consolidated financial statements and internal control over financial reporting, statutory audits, the review of IAC's periodic reports, accounting consultations, the review of SEC registration statements and consents and other services related to SEC matters. Statutory audits include audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law, as well as audits performed for certain IAC businesses in the United States, which audits are required by federal or state regulatory authorities.

(2)
Audit-Related Fees include fees for due diligence in connection with acquisitions, accounting consultations and benefit plan audits.

(3)
Tax Fees represent fees for an international tax planning project for one of IAC's businesses.

Audit and Non-Audit Services Pre-Approval Policy

        The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC's independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm's independence from IAC and its management. Unless a type of service to be provided by IAC's independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules regarding auditor independence.

        Effective January 1, 2007, all Tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by IAC's independent registered public accounting firm will be established periodically from time to time by the Audit Committee.

        Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

INFORMATION CONCERNING NAMED EXECUTIVES WHO ARE NOT DIRECTORS

        Background information about IAC's executive officers who are not nominees for election as directors is set forth below. For background information about IAC's Chairman and Chief Executive Officer, Barry Diller, and Vice Chairman, Victor A. Kaufman, see the discussion under Information Concerning Director Nominees beginning on page 6.

        Gregory R. Blatt, age 40, has been Executive Vice President, General Counsel and Secretary of IAC since March 2005 and had previously served as Senior Vice President, General Counsel and Secretary of IAC since November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997.

        Douglas R. Lebda, age 38, has been President and Chief Operating Officer of IAC since the end of 2005 and Chairman and Chief Executive Officer of IAC's Lending and Real Estate businesses since January 2008. Prior to assuming his current roles, Mr. Lebda served as the Chief Executive Officer of LendingTree, which he founded, since September 1998. Prior to his tenure as Chief Executive Officer of LendingTree, Mr. Lebda served as Chairman of the Board and President of LendingTree since June 1996. Before founding LendingTree in June 1996, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers. Mr. Lebda holds a bachelor of business administration degree from Bucknell University. He is a member of the Board of Directors of Eastman Kodak and sits on the Board of Trustees for the Darden School Foundation.

        Thomas J. McInerney, age 43, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable the Company to meet its growth objectives.

        Though IAC is a large, publicly traded company, we attempt to foster an entrepreneurial culture and environment, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain our executive officers, as well as other company officers who may become executive officers at a later time, we compete not only with other public companies our size, but also earlier stage companies, companies funded by private equity firms, various investment vehicles and professional firms. We structure our compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

        While we consider compensation data in establishing broad compensation programs and practices, we do not specifically benchmark the compensation associated with particular executive positions, or definitively rely on competitive survey data in establishing executive compensation. The Company makes decisions based on a host of factors particular to a given executive situation, including its firsthand experience with the competition for recruiting executives, and believes that over-reliance on survey data, or a benchmarking approach, is too rigid for the dynamic marketplace for talent from which we draw to fill our executive ranks.

        Similarly, we believe that arithmetic approaches to measuring and rewarding short-term performance often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, the Company may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts. As a result, we believe formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, we have historically avoided the use of strict formulas in our annual bonus program and instead relied primarily on a discretionary approach.

        We do, however, believe that linking long-term incentive compensation to objectively measurable goals should play an important part in an overall compensation program. Thus, in February 2007, in addition to tying reward to stock price, which we have always done through the use of stock-based compensation, we conditioned the vesting of restricted stock units on the achievement of long-term corporate growth objectives in addition to continuous service requirements. In 2008, this shift toward objective performance measurement in our equity compensation program continued with the introduction of non-qualified stock options as the predominant equity award for our executive officers. Under both these programs, the Company determined the size of specific awards based on its subjective determination regarding an executive's past performance and future contribution potential, our retention objectives and competitive conditions, while the ultimate realization of value from the award would be directly dependent on objectively determinable long-term corporate performance (as well as continued service with the Company). Given the prominence of equity in our overall program, a significant percentage of overall pay takes the form of objectively determinable, success-based, long-term compensation.

        We believe the Company's compensation program for executive officers, which includes a combination of subjective determinations regarding individual compensation levels and short-term performance and objective measures of long-term corporate results, puts the substantial majority of compensation at risk, rewards both individual and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow the Company, and aligns the interests of our key executives with the interests of our owners. We continuously evaluate our program, and make changes as we deem appropriate.

Roles and Responsibilities

        The Compensation and Human Resources Committee (for purposes of this Compensation Discussion and Analysis, the "Committee") of the Company's Board of Directors has primary responsibility for establishing the compensation of the Company's executive officers. The composition of the Committee has not changed since May of 2006, and the members of the Committee are identified under The Board and Board Committees beginning on page 11.

        The executive officers participate in establishing Company-wide compensation programs, including the structure of bonus and equity programs and in establishing appropriate bonus and equity pools across the Company. At year-end, the CEO meets with the Committee and discusses his views of corporate and individual executive officer performance for the prior year and his recommendations for appropriate compensation packages for the individual executive officers. The CEO and the Committee discuss each individual recommendation. Following such discussion, the Committee meets without the CEO and discusses the CEO's recommendations and the CEO's compensation package, ultimately determining the compensation packages for each of the executive officers.

        In establishing an executive officer's compensation, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements are also reviewed and taken into account. However, we do not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual's situation is evaluated on a case by case basis each year, considering the variety of relevant factors at that time.

        Neither the Company nor the Committee has an ongoing relationship with any particular compensation consulting firm. In certain instances involving matters of particular import, the Committee has solicited the advice of consulting firms. For example, in February of 2007, the Committee engaged Mercer Consulting regarding the Company's newly created performance based restricted stock unit program, and in 2005, Pearl Meyer & Partners advised the Committee regarding an equity compensation grant to Mr. Diller. In addition, from time to time, the Company may solicit survey or other data from a variety of firms and on certain occasions the Committee has engaged legal counsel. The Committee did not rely on any survey data in making decisions regarding 2007 compensation for executive officers.

Compensation Elements

        Our compensation packages for executive officers primarily consist of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits.

        Salary.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within the Company, the Company's New York city location, salary levels of other executives within the Company, and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to the Company. These salary increases have generally occurred following year-end, concurrently with the establishment of bonuses for the prior year and equity grants, but can also occur at other times, depending on the circumstances. No executive officer salaries have been adjusted since February of 2006, based on the fact that there have been no significant changes in responsibilities since that time and on the Company's general focus on variable, as opposed to fixed, compensation. Mr. Diller's annual salary of $500,000 reflects a salary reduction in August of 2005 as a result of Mr. Diller assuming the role of executive Chairman of Expedia, Inc. following its spin-off from the Company.

  Annual Bonuses

        General.    We establish bonus levels through a two-pronged process. First, at the beginning of the year, the Committee sets performance objectives tied to the achievement of EBITA or share price growth targets during the forthcoming year. In general, these targets are minimum acceptable growth conditions, but with respect to which there is substantial uncertainty when we establish them. If the Company meets the performance criteria, the executive becomes eligible for a maximum bonus award, which the Committee typically reduces based on a discretionary assessment of Company and, to a lesser extent, individual performance. In making its determinations regarding annual bonuses, the Committee considers a variety of factors such as growth in profitability or achievement of strategic factors and does not quantify the weight given to any specific element or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria. This process is designed to permit the Company to deduct the bonus compensation paid to executives for income tax purposes.

        An individual's position is relevant in setting the parameters of incentive compensation, but individual performance is typically not the primary factor in determining an executive's precise payout in any particular year. Instead, we generally expect superior individual performance from our executive officers, and we endeavor to compensate our executive officers based on their objective achievements as a team.

        We generally pay bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    For 2007, executive officers received no bonuses. Neither of the performance objectives set by the Committee in early 2007, year over year quarterly EBITA growth of 5% or share price growth of 5%, were met. We also considered whether there were other achievements during 2007 for which it would be appropriate to award bonuses. Among the most significant factors we considered were:

  •
  Operating Income Before Amortization and Revenue.  Operating Income Before Amortization (OIBA) declined year over year on modest revenue growth. This was in large part due to the collapse of the credit markets and decline in the real estate markets, each of which had significant negative impact on our Real Estate and Lending businesses, as well as significant declines in our retailing businesses, in part due to general business conditions, though more significantly resulting from significant operational and strategic shifts at those businesses; and

  •
  Adjusted EPS.  Adjusted EPS growth declined year over year due to many of the same factors described above.

        There were significant achievements in a variety of our businesses, but the overall disappointing performance led us to conclude that our executive officers should not receive bonuses for 2007.

        Executive officer bonuses tend to be highly variable from year-to-year. Because they can make up the significant majority of an executive officer's cash compensation when objectives are achieved, and can be eliminated entirely when they are not, we believe our bonus program provides strong incentives to reach the Company's annual goals.

  Long-Term Incentives

        General.    Due to our entrepreneurial philosophy, we believe that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. In addition, we believe that ownership shapes behavior, and that by concentrating an executive officer's compensation in Company stock, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time.

        Our long-term incentive compensation program is structured accordingly, based, with only limited exceptions, in stock and stock equivalents of the Company. While there is currently no formal stock ownership or holding requirement for executive officers, our executive officers have historically held the majority of their stock awards (net of tax withholding) well beyond the relevant vesting dates.

        In establishing equity awards in any given year, the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised awards, is reviewed and evaluated on an individual by individual basis, but for the two most recent years, each executive officer (other than Mr. Diller) has received an identical equity award. These awards have been primarily based on Mr. Diller's and the Committee's view that the awards provided effective retention incentives, appropriate reward for past performance and strong incentives for future performance, as well as reflect the desire to reward and incent the group as a team.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than our annual bonuses.

        Except where otherwise noted, we grant equity awards following year-end after we have finalized our financial results for the prior year. The Committee meeting at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information. In 2008, due to the Liberty litigation (see the discussion under Relationships Involving IAC and Liberty Media Corporation beginning on page 63), we delayed the establishment of executive officer equity awards until the receipt of the court's decision, and awards were granted in early April.

  Equity Awards

        Annual and Cliff Vesting Restricted Stock Units.    Until 2008 (and with the exception of a 2005 option grant to Mr. Diller (discussed below) and the receipt of certain shares of restricted stock by Mr. Lebda (discussed below)), the Company has used restricted stock units, or RSUs, as its exclusive equity compensation tool for executive officers since the beginning of 2003. Through 2006, these awards generally vested in equal annual installments over 5 years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        Growth Shares.    In February 2007, we implemented a new equity instrument ("Growth Shares") which cliff vests at the end of three years in varying amounts depending upon growth in the Company's publicly reported metric, Adjusted Earnings Per Share, with certain modifications ("Pro Forma AEPS"). If minimum growth thresholds in Pro Forma AEPS are not achieved, the RSUs are forfeited, while increasing numbers of shares vest depending on higher levels of growth. In all, the number of shares vesting can range from 0% to 200% of the initial "target" award.

        We introduced these awards throughout the Company to more closely link long-term reward with the Company's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased Company performance.

        The Growth Shares granted in February of 2007 have the following vesting characteristics:

Award Vesting (%)	2009 Pro Forma AEPS	Compound Annual Growth Over 2006 Pro Forma AEPS (%)
0%	< $2.09	8%
100%	$2.21	10%
200%	> $2.69	17.5%

        For each penny of Pro Forma AEPS above $2.08 and below $2.21, 5.56% of an award vests, and for each penny of Pro Forma AEPS above $2.21 and up to $2.69 an additional 2.08% above the "target" award vests, up to a maximum of 200% of "target."

        Pro Forma AEPS is Adjusted Earnings Per Share as reported in the Company's periodic earnings releases, excluding the results of the Company's Emerging Businesses segment. We chose Adjusted EPS as the metric on which to base this aspect of our compensation program because we believe it is the measure which best encompasses both operating performance and sound financial management of the Company in its current structure, and which, over time, should best correlate with shareholder value. Under certain circumstances, the Committee has discretion to adjust the relevant performance thresholds or to eliminate them entirely if it believes appropriate. This is generally intended to eliminate the impact of unforeseen events that do not accurately reflect, positively or negatively, the underlying growth performance of the Company. We chose to subtract the results of our Emerging Businesses segment, which are typically negative, to avoid creating a deterrent to investing in new businesses.

        In February 2007, Messrs. Kaufman, Lebda, McInerney and Blatt each received 62,735 RSUs presuming 2009 Pro Forma AEPS of $2.21 (or "target" performance).

        Spin-Off Adjustments.    In connection with the Company's proposed spin-off transaction, the Committee made various determinations about how the Company's existing equity awards would be treated. The adjustments for equity awards held by Company employees in the Corporate group, including the Company's executive officers, will be as follows:

  •
  all unvested RSU awards granted prior to August 2005 will vest upon completion of the transactions;

  •
  portions of unvested RSU awards scheduled to vest through February of 2009 will vest upon completion of the transactions;

  •
  performance-based shares granted in 2007 will be converted into non-performance-based shares at the "target" value;

  •
  those portions of unvested RSU awards with original vesting schedules that provided for vesting on a less frequently than annual basis that would have vested through February of 2009 if they had vested on an annual basis will vest upon completion of the transactions;

  •
  all RSU awards that remain unvested upon completion of the transaction will remain with the Company following the transactions on their original remaining vesting schedules, with appropriate adjustments to maintain pre- and post transaction values;

  •
  all unexercised option awards, whether vested or unvested, will be split among all the post-transaction companies based on relative value at the time of the transaction, with appropriate adjustments to the exercise prices and number of options to maintain pre- and post transaction values; and

  •
  any unvested equity awards will vest in the event the holder's employment is terminated, actually or constructively, as a result of the transactions.

        In determining these adjustments, the Committee considered a number of factors.

        First, the Committee believed that equity earned prior to the proposed spin-off transactions should be received in all the post-spin-off companies, as this was the reasonable expectation of the employees during the relevant service period. Because the transactions were expected to occur in the second half of the year, but without a specific date, and because the majority of Company equity awards vest in February, the Committee determined to eliminate any arbitrary timing consequences by accelerating February 2009 vesting to the date of the proposed spin-off to ensure that all of 2008 service would be compensated in the equity of all the post-transaction companies. Additionally, all awards with long-term vesting schedules would be bifurcated, with those portions earned through February 2009 being split into all the post-transaction companies, with the remaining portion converting into the ongoing employer on the original vesting schedule.

        Second, the Committee believed that, given the complexities of four simultaneous spin-off transactions, maintaining the formulaic vesting schedule of the 2007 Growth Shares by converting the established Pro Forma AEPS targets of the Company into five separate Pro Forma AEPS targets correlating to each of the resulting businesses would be difficult on a fair and equitable basis. Additionally, one of the principal rationales for the original awards was to focus employees throughout the Company's disparate businesses on the performance of the Company as a whole, rather than solely on that of their individual business. Since the decision to distribute many of those individual businesses to the Company's shareholders represented a shift in corporate philosophy, that rationale no longer held. In considering how to treat the awards, the Committee recognized that performance during the first ten months of 2007 had been below expectations, but also that the vesting of the awards was triggered solely by performance during 2009. Accordingly, the Committee concluded that it could not determine with any confidence whether the awards would have vested at, below or above target levels, and therefore determined to treat the awards similarly to how it would have been required to do in a change of control transaction, by eliminating the performance condition and assigning them the "target" value, but no less and no more.

        Third, the Committee recognized that transactions such as this had the potential to cause uncertainty to employees about their personal job security which could had negative effects on turnover and retention, so the Committee structured the adjustments to provide both an incentive to remain until completion of the transactions, and protection against job loss as a result of the transactions.

        Finally, the Committee structured the adjustments to be in compliance with the applicable provisions of the relevant equity plans and to minimize any negative tax and accounting implications to both employees and the Company. Following the Committee's determinations, the Company was advised that there is a possibility that the acceleration of settlement of certain RSUs in 2008 could result in an excise tax under Section 409A of the Internal Revenue Code. While the Company does not believe this is the case, it has determined to settle these awards in 2009, rather than 2008. In connection with this treatment, the Committee determined to indemnify holders of these awards for any adverse tax consequences in excess of $10,000 per individual if those tax consequences are directly associated with changes in tax laws applicable to income earned in 2009 and attributable to settlement of these awards. This treatment is designed to compensate our employees for any adverse consequences of the settlement of awards in 2009 instead of 2008.

        The Committee may change the nature of the adjustments in the event the transactions are consummated in a materially different manner than originally contemplated.

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards of Messrs. Kaufman, McInerney and Blatt which were outstanding prior to 2008. The treatment of Mr. Lebda's outstanding awards is discussed below.

Name	RSUs that will vest upon completion of spin-off transactions (#)*		RSUs that will vest after February 2009 on regular schedule (#)	Options outstanding at December 31, 2007—all of which will be split among the five post-transaction companies (#)
Victor Kaufman	88,208		20,913	932,540
Thomas McInerney	358,310	**	114,338	269,295
Greg Blatt	224,343	**	107,150	0

*
Excludes 74,069, 43,075 and 23,092 RSUs held by Messrs. Kaufman, McInerney and Blatt, respectively, that vested after December 31, 2007 but before March 1, 2008.

**
The receipt of these RSUs are expected to be deferred until 2009.

        2008 Equity Awards.    In 2008, we determined to introduce nonqualified stock options as the primary equity incentive vehicle for our executives and other equity eligible employees. In 2007 when the Company introduced Growth Shares and began to emphasize a central performance component in its long-term incentive program, we decided to rely on a mix of operating performance and stock performance in determining the ultimate reward to employees. This was in part driven by the Company's recent history during which stock performance had not been consistent with operating performance. However, with the proposed spin-off transactions, and the resulting simplification of the Company's current conglomerate structure, we believe that over the next few years the stock performance should more closely parallel operating performance at the companies that will result from the transactions. Accordingly, we determined to switch to stock options because of their simplicity, their increased emphasis on stock performance, and a belief that it would, in general, make the Company more competitive in recruiting talented executives and employees.

        Accordingly, in January 2008 we granted stock options to a number of employees throughout the Company, with an exercise price of $22.97, the closing price of the Company's common stock on the trading day following our announcement of 2007 results. Because of the Liberty litigation, we did not grant options to our executive officers until April. At that time, we granted 500,000 stock options to each of Mr. Kaufman, Mr. McInerney and Mr. Blatt, with one third of the options having exercises prices of $23 per share, $26 per share and $29 per share, respectively. These exercise prices were established as being generally representative of recent closing stock prices of the Company, which had traded between $20.73 and $29.74 during the six months preceding the grant date.

        Additionally, these executives were granted 24,119 restricted stock units that will vest over the next four years.

        Collectively, we believe these awards provide meaningful retention and performance incentives, in part necessitated by the significant vesting of awards expected to occur later this year.

        Equity Awards of Mr. Diller.    In June of 2005, the Committee awarded Mr. Diller 2.4 million stock options with an exercise price of $35.58 per share (representing approximately 130% of the market price of the Company's stock on the grant date) and 1.4 million stock options with an exercise price of $47.90 per share (representing approximately 175% of the market price of the Company's stock on the grant date). All of these options cliff vest on the fifth anniversary of the grant date, subject to certain acceleration terms described below. As part of this grant, Mr. Diller and the Committee agreed that Mr. Diller would not receive additional equity compensation for a five-year period. As a result, Mr. Diller has not received additional Company equity awards, or any other long-term incentive compensation, since this grant.

        In making this grant to Mr. Diller, the Committee considered that Mr. Diller received certain option grants from IAC in 1995 and 1997 and until 2005 had not received any subsequent equity grants from IAC. A majority of those options were set to expire in 2005, with the remainder set to expire in 2007. As the first expirations neared, the Committee determined it was in the best interest of the Company to continue to provide Mr. Diller a long-term incentive structure similar to the one that had been in place during the prior ten years, a period of considerable and sustained growth for the Company. As a result, the Committee and Mr. Diller initially explored the possibility of simply extending the expiration dates of Mr. Diller's existing options. However, they concluded that doing so might deprive the Company of the tax deduction associated with the exercise of some of these options. Because that tax deduction was of considerable value to the Company, they declined to pursue that alternative.

        Instead, the Committee engaged Pearl Meyer & Partners to evaluate various long-term incentive alternatives, settling ultimately on that described above. In coming to this determination, the Committee took into account a variety of factors, including:

  •
  competitive pay and performance data among comparator groups of companies;

  •
  the expiration schedule of Mr. Diller's existing long-term incentive package;

  •
  the nature of Mr. Diller's expiring long-term incentive package;

  •
  the significant incentive to create additional shareholder value inherent in the premium option pricing component of the new package;

  •
  the Committee's substantial desire to retain Mr. Diller's services for the long-term; and

  •
  the Committee's intention to provide Mr. Diller with no additional long-term incentive awards during the next five years.

        The Committee also considered the value anticipated to be realized by Mr. Diller from his exercise of stock options in 2005 and 2007, but given that these options had all been granted eight to ten years before, and had long since vested, the Committee considered the realization of this value at these particular times to be primarily a function of both personal investment decisions by Mr. Diller and the timing of the relevant option expiration dates, and not compensation for the periods in which it would be realized.

        Mr. Diller also holds a substantial number of Company shares, 4.5 and 3.2 million of which were acquired in 2005 and 2007, respectively, as a result of option exercises immediately prior to the expiration of such options (representing 100% of the shares remaining after payment of exercise price and associated taxes).

        Equity Awards of Mr. Lebda.    Mr. Lebda became an executive officer at the end of 2005, pursuant to an agreement that became effective on January 1, 2006. Previously, Mr. Lebda served as the founder and Chief Executive Officer of LendingTree, a formerly public company acquired by IAC in 2003. In January of 2008, in contemplation of the proposed spin-off transactions, Mr. Lebda entered into another employment agreement with the Company, pursuant to which he became the Chairman and CEO of the Company's Lending and Real Estate businesses, and continued in his role as President and COO of the Company on a transitional basis. Parts of Mr. Lebda's equity compensation arrangements were negotiated in connection with each of the 2003, 2006 and 2008 employment agreements as inducements for him to undertake the various responsibilities assigned to him by the Company.

        In connection with the Company's acquisition of LendingTree in 2003, Mr. Lebda received shares of LendingTree restricted common stock. These shares equaled 4.25% of the outstanding common stock of LendingTree, vesting 40% on August 8, 2005, and 20% on each of August 8, 2006, August 8, 2007, and February 8, 2008. The Company holds its interest in LendingTree through preferred stock with a face value at the time of acquisition equal to the purchase price of $734 million, accreting annually at a preferred dividend rate, and through shares of common stock. Mr. Lebda has the right to sell his LendingTree stock to the Company beginning in early 2009, and the Company has the right to buy his LendingTree shares beginning in early 2011, with value to be determined by agreement of Mr. Lebda and the Company, or if no agreement can be reached, by an independent appraiser.

        When the Company asked Mr. Lebda to become an executive officer of the Company in 2005, it desired to align his interests more with the Company's stockholders and reduce his incentive to focus disproportionately on the LendingTree business. Nonetheless, Mr. Lebda, as founder of LendingTree, did not wish to fully surrender the upside potential of his LendingTree stock. A negotiation ensued, in which the Company and Mr. Lebda agreed that if Mr. Lebda continued his employment through 2008, he would vest in 50% of his original LendingTree shares, would forfeit 50% of his original LendingTree shares, and would vest in 500,000 shares of Company common stock. This was accomplished by exchanging 25% of Mr. Lebda's LendingTree shares for 200,000 shares of Company restricted stock, and establishing a right by which he can exchange an additional 25% of his LendingTree shares for 300,000 shares of Company stock in early 2009. While the agreement relating to his equity arrangements provided for certain other compensation possibilities, due to the decline in value of Lending Tree resulting from the conditions in the credit and real estate markets, these other possibilities are now extremely unlikely.

        Under his 2008 agreement, Mr. Lebda was granted the right to receive, upon consummation of the spin-off of Lending Tree, restricted stock units in Lending Tree equal to 2% of the fully diluted equity of the company, as well as four grants of options, each of which represented the right to acquire 2.5% of the fully diluted equity of the Company at exercise prices representing a total equity value of the company of $250 million, $300 million, $400 million and $450 million, with possible upward adjustments based on the initial trading value in the spin-off transaction. Fully diluted equity will be measured at the time of the proposed spin-off. The restricted stock units vest equally over five years, while the stock options all cliff vest at the end of five years, subject to acceleration as described in the Severance section below.

        Mr. Lebda's 2008 agreement also provides for the acceleration of vesting of his IAC equity awards upon the earlier of (i) the spin-off of LendingTree, (ii) if earlier, upon the spin-offs of HSN, Interval and Ticketmaster, (iii) upon Mr. Lebda's termination of employment described in the Change in Control section below or (v) upon Mr. Lebda's termination of employment as described in the Severance section below.

Change of Control

        In general, we believe that our executive officers other than Mr. Diller should receive full acceleration of their unvested equity in the event of a change of control. Our executive officers are the individuals who would generally be responsible for bringing about such a transaction, but are also the individuals whose positions are most likely to be jeopardized if such a transaction were to occur. Accordingly, through enabling acceleration, we provide for stability of senior management during a time of great importance to shareholders. Because Mr. Diller generally has the power to determine whether a change of control transaction ultimately transpires, there is little risk that other executive officers could bring about such a transaction for the purposes of realizing acceleration of their equity awards.

        Our change of control definition in our equity plan does not include the acquisition of control by Liberty (which is defined to include the reacquisition by Liberty of voting power over its shares upon the loss of the proxy over such shares held by Mr. Diller). However, our executive officers other than Mr. Diller are provided with full acceleration of vesting in the event they are involuntarily terminated following such an acquisition. Given the nature of Mr. Diller's voting arrangement with Liberty, such an acquisition could occur suddenly and without warning. Since the executive officers are the individuals whose employment experience would change most substantially and immediately in such an event, providing this protection helps the Company realize the full retentive effect of our equity program. However, because of the unique nature of Liberty's relationship with the Company, and the manner in which such a change of control could occur, a double-trigger mechanism is employed, rather than the single trigger otherwise applicable to executive officers to provide for continuity of management following such an event.

        If there is a change of control, Mr. Diller's 2005 option agreement provides for the acceleration of a number of his 2005 options equal to 20% of the original award plus an additional 20% for each completed year of service since the grant. This acceleration structure was intended to approximate the result that would have ensued if, instead of receiving a multi-year option grant, he had received smaller annual grants during the 5-year vesting period, each with full acceleration upon a change in control. Change of control for purposes of Mr. Diller's 2005 options has the meaning set forth in the IAC 2005 Stock and Annual Incentive Plan; provided that it excludes any situation in which Mr. Diller retains sufficient voting power such that, taking into account all of the circumstances, he effectively controls the election of a majority of the Board.

        Though Mr. Diller receives some acceleration of his unvested options if there is a change of control, the premium pricing on his options, plus his considerable direct Company stock ownership, provide significant comfort that any transaction triggering such acceleration would be approved by Mr. Diller because he believed it was in the best interest of stockholders, and not out of his desire to bring about acceleration of his stock options.

        In addition to the equity acceleration upon a change of control described above, pursuant to Mr. Lebda's 2008 employment agreement, if the Company sells a controlling interest in, or substantially all of the assets of, LendingTree prior to the company being spun-off, Mr. Lebda may terminate his employment and upon the later of the sale or such termination, the Company will pay Mr. Lebda an amount equal to 1% of the consideration received by the Company in the sale transaction and any unvested IAC equity held by Mr. Lebda will vest in full upon such termination of employment.

Severance

        We generally provide executive officers with some amount of salary continuation and some amount of equity acceleration in the event of involuntary terminations of an executive officer's employment. Because we tend to promote our executive officers from within, after competence and commitment have generally been established, we believe the likelihood of equity acceleration is typically low, and yet we believe that through providing this benefit we increase the retentive effect of our equity program, which serves as our most important retention incentive. In no instance do we provide acceleration of equity in the event an executive voluntarily resigns from the Company. For purposes of this discussion, we use the term "involuntary termination" to mean both a termination by the Company without "cause" and a resignation by the executive for "good reason" or similar construct.

        In the event of an involuntary termination of Mr. Diller's employment, which, due to his control of the Company, could occur in an extremely limited number of circumstances, Mr. Diller's 2005 option agreement provides that he would vest in the number of options he would have vested in had his option grant vested on an annual basis, as opposed to cliff vesting at the end of five years.

        Mr. Lebda's 2008 agreement provides for continuation of base salary for the lesser of three years or the remaining term of his agreement and for acceleration of all outstanding equity awards upon an involuntary termination. In addition, if Mr. Lebda terminates his employment due to a delay until

March 2009 in filing documents with the SEC relating to, or decision not to proceed with, the LendingTree spin-off, Mr. Lebda will receive six months of salary continuation and the acceleration of vesting of his IAC equity.

Other Compensation

        General.    We provide our CEO with various non-cash benefits as part of his overall compensation program. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation when establishing overall compensation levels. The value of all non-cash benefits are reported under the heading "Other Annual Compensation" in the Summary Compensation Table on page 46 pursuant to applicable rules. With the exception of the deferral of Mr. Diller's 1997 bonus (described below), our executive officers do not participate in any deferred compensation or retirement program other than the Company's 401(k) plan. We generally do not, and did not in 2007, gross-up any benefits provided to any executive officer. Other than those described specifically below, our executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from the Company's other employees.

        Mr. Diller.    Pursuant to Company policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with the Company while he is traveling, to change his plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to the Company while traveling in either case. Nonetheless, the incremental cost to the Company of his travel for personal purposes is reflected as compensation to Mr. Diller from the Company, and taken into account in establishing his overall compensation package.

        Additionally, the Company provides Mr. Diller the use of certain automobiles for business and personal purposes, and provides certain Company-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. These uses are valued by the Company at their incremental cost to the Company or, in the case of the use of office space, where there is no discernable incremental cost, at the cost used for internal allocations of office space for corporate purposes.

        In 1997, Mr. Diller and IAC agreed to defer the payment of a bonus in the original amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount accrued interest at a rate of 6% per annum. Interest in the amount of $186,682 was accrued in 2007, and $4,503,236, representing the outstanding amount of the bonus plus accrued interest, was paid to Mr. Diller on the due date, September 5, 2007. In addition, in 1995, the Company provided Mr. Diller with an interest-free loan in the amount of $4,997,779, the proceeds of which were used to acquire Company stock. Imputed interest on the loan is treated as income to Mr. Diller. The loan was due and paid on September 5, 2007.

        Mr. Kaufman.    Mr. Kaufman is entitled to use corporate aircraft for a certain amount of personal travel annually. However, Mr. Kaufman reimburses the Company for the Company's incremental cost of such travel and therefore the value of such travel is not treated as compensation to Mr. Kaufman. Typically, Mr. Kaufman's spouse accompanies him on personal and business flights, at no incremental cost to the Company.

Tax Deductibility

        Whenever possible, we endeavor to structure our compensation program in such a manner so that the compensation we pay is deductible by the Company for federal income tax purposes. Because of the use of performance conditions in connection with our equity awards and annual bonuses, and the fact that no salaries are in excess of $1 million, these three components are generally deductible to the Company. Nonetheless, certain equity grants that were made to Mr. Lebda and Mr. McInerney prior to the time they became executive officers did not have performance conditions associated with them, and so are not now deductible to the Company at the time they vest Additionally, under applicable IRS rules, the personal use of corporate aircraft leads to a disallowance of the deduction of certain airplane-related costs.

COMPENSATION COMMITTEE REPORT

        The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933, as amended, and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2007 and 2008 Annual Meeting Proxy Statement.

Members of the Compensation and Human Resources Committee

Arthur C. Martinez (Chair)
William H. Berkman
Gen. H. Norman Schwarzkopf

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)(3)	Total ($)
Barry Diller Chairman and CEO	2007 2006	500,000 500,000	— 1,750,000	— —		13,965,483 13,965,483	927,429 819,178	15,392,912 17,034,661
Victor A. Kaufman Vice Chairman	2007 2006	650,000 650,000	— 1,600,000	2,596,032 1,871,498		— —	17,939 7,500	3,263,971 4,128,998
Douglas R. Lebda President and COO	2007 2006	750,000 750,000	— 1,300,000	6,392,587 5,483,376	(2) (2)	— —	7,750 602,974	7,150,337 8,136,350
Thomas J. McInerney EVP and CFO	2007 2006	650,000 650,000	— 1,150,000	3,764,525 2,952,166		— 26,166	7,750 7,500	4,422,275 4,785,832
Gregory R. Blatt EVP and General Counsel	2007 2006	550,000 550,000	— 1,000,000	2,772,119 1,920,919		— —	7,000 7,500	3,329,119 3,478,419

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for fiscal years ended December 31, 2006 and 2007, in accordance with SFAS 123R, for restricted stock units and stock options awarded in and prior to 2006 and 2007, respectively, under the Company's stock and annual incentive plans. These amounts do not, therefore, represent the value of equity compensation awarded or realized in the relevant years. For further discussion of the Company's accounting for its equity compensation plans, see note 4 of the Company's audited financial statements for the fiscal year ended December 31, 2007 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables on pages 47 and 51, respectively.

(2)
Approximately $4.5 million and $4.1 million of the 2007 and 2006 amounts, respectively, for Mr. Lebda reflect compensation cost attributable to both the exchange of certain of his LendingTree units for Company common stock in connection with his 2006 promotion to President and Chief Operating Officer of the Company and the potential exchange of certain of his LendingTree units for Company common stock in 2009, as discussed under Compensation Discussion and Analysis beginning on page 41.

(3)
See the table below for additional information on amounts for 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in aggregate for the fiscal year.

	Barry Diller	Victor A. Kaufman	Douglas R. Lebda	Thomas J. McInerney	Gregory R. Blatt
Personal use of corporate aircraft(a)	693,202	0	0	0	0
Imputed interest on loan(b)	164,457	0	0	0	0
Parking garage	0	10,689	0	0	0
Miscellaneous(c)	62,020	0	0	0	0
401(k) plan company match	7,750	7,250	7,750	7,750	7,000

Total All Other Compensation	927,429	17,939	7,750	7,750	7,000

  (a)
  Pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal use, and other executive officers are permitted to use such aircraft for business and personal travel from time to time. See the discussion regarding airplane travel under Compensation Discussion and Analysis beginning on page 44. We calculate the incremental cost to the Company for personal use of Company aircraft based on the average variable operating costs to the Company. Variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of the Company-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. Mr. Diller occasionally had family members or other guests accompany him on business and personal trips, at no incremental cost to the Company. The amount imputed to Mr. Diller for personal use of Company aircraft in 2007 increased as compared to 2006 due primarily to increases in fuel and other variable operating costs.

  (b)
  Mr. Diller had an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to IAC, the proceeds of which were used to purchase shares of IAC common stock in August 1995. The amount in the table represents non-cash compensation for imputed interest on this loan from January 1, 2007 through September 5, 2007, when the loan was due and paid.

  (c)
  Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive. The total amount of other benefits provided reflects (i) lease payments, parking, fuel, maintenance and other costs associated with Mr. Diller's personal use of two automobiles leased and maintained by IAC, (ii) costs incurred for Mr. Diller's personal use of other car services, (iii) an allocation (based on square footage) of costs for the use of IAC office space by certain individuals who work for Mr. Diller personally and (iv) costs relating to the use by such individuals of the Company's IT technical support and certain communication equipment based on estimated third party rates.

Grants of Plan-Based Awards

        The table below provides the following information regarding equity awards granted to our named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards($)(3)
Barry Diller	—	—	—	—	—
Victor A. Kaufman	2/16/07	3,488	62,735	125,470	$2,499,990
Douglas R. Lebda	2/16/07	3,488	62,735	125,470	$2,499,990
Thomas J. McInerney	2/16/07	3,488	62,735	125,470	$2,499,990
Gregory R. Blatt	2/16/07	3,488	62,735	125,470	$2,499,990

(1)
Reflects Growth Shares, a type of performance-based RSU award. Growth Shares cliff vest at the end of three years in varying amounts depending upon growth in Pro Forma AEPS. If minimum growth thresholds in Pro Forma AEPS are not achieved in 2009, the RSUs are forfeited, while increasing numbers of shares vest depending on higher levels of growth. In all, the number of shares vesting can range from 0% to 200% of the initial "target" award, with 5.56% of the target payout vesting upon achieving the minimum growth threshold.

(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to our named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control beginning on page 52.

(3)
The fair value of equity incentive plan awards is based on the target amount and calculated using the closing price of IAC common stock on the trading day immediately preceding the grant date listed above.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various equity awards held by our named executives as of December 31, 2007. The market value of all RSU and restricted stock awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92).

	Option Awards(1)						Stock Awards(1)
Name	Number of securities underlying unexercised options (#)(2)	Number of securities underlying unexercised options (#)		Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(3)		Market value of shares or units of stock that have not vested ($)(3)			Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested(#)(4)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested($)(4)
	(Exercisable)	(Unexercisable)
Barry Diller	— —	2,400,000 1,400,000	(5) (5)	$ $	35.58 47.90	6/7/15 6/7/15	— —			— —		— —		— —
Victor A. Kaufman	350,000 187,500 125,000 270,040 —	— — — — —		$ $ $ $	31.00 20.69 25.01 26.46 —	12/20/09 12/18/10 4/25/11 12/16/11 —	— — — — 120,454		$	— — — — 3,242,622		— — — — 3,488	$	— — — — 93,897
Douglas R. Lebda(6)	17,892 52,304 49,204 49,592 61,990 54,241 38,744 — —	— — — — — — — — —		$ $ $ $ $ $ $	9.30 10.87 16.58 5.01 6.16 14.11 23.62 — —	12/28/08 9/2/09 1/7/10 12/6/10 4/2/11 3/8/12 12/20/12 — —	— — — — — — — 200,000 136,686	(7)	$ $	— — — — — — — 5,384,000 3,679,587	(7)	— — — — — — — — 3,488	$	— — — — — — — — 93,897
Thomas J. McInerney	70,186 60,775 35,062 7,500 11,688 14,025 42,006 28,053 —	— — — — — — — — —		$ $ $ $ $ $ $ $	27.03 46.77 29.77 24.09 11.43 17.22 26.46 33.13 —	6/23/09 12/27/09 3/31/10 5/10/10 2/21/11 5/15/11 12/16/11 3/19/12 —	— — — — — — — — 452,986		$	— — — — — — — — 12,194,383		— — — — — — — — 3,488	$	— — — — — — — — 93,897
Gregory R. Blatt	—	—			—	—	291,850			$7,856,602		3,488		$93,897

(1)
For a discussion regarding the preliminary determination of how these equity awards would be treated in the Company's previously announced spin-off transactions, which are expected to be completed later in 2008, see the discussion under Compensation Discussion and Analysis beginning on page 38.

(2)
On August 9, 2005, the Company completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Expedia Spin-Off"). In connection with the Expedia Spin-Off, each then vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Expedia Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Expedia Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Expedia Spin-Off.

For the named executives (other than Mr. Diller), any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of the Company. Accordingly, information regarding Expedia stock options held by our named executives (other than Mr. Diller) as of December 31, 2007 appears in the table immediately below and information regarding any exercises of Expedia stock options by such named executives is reported in the Option Exercises and Stock Vested table.

Name	Number of Options(#)	Option Exercise Price($)		Option Expiration Date
Victor A. Kaufman	350,000 125,000 168,750	$ $ $	24.82 20.06 21.19	12/20/09 4/25/11 12/16/11
Douglas R. Lebda	38,744		$18.91	12/20/12
Thomas J. McInerney	70,186 60,775 35,062 7,500 11,688 14,025 26,250 17,531	$ $ $ $ $ $ $ $	21.64 37.45 23.84 19.29 9.16 13.79 21.19 26.53	6/23/09 12/27/09 3/31/10 5/10/10 2/21/11 5/15/11 12/16/11 3/9/12

In the case of Mr. Diller, any value realized upon the exercise of Expedia stock options is not treated for tax purposes as compensation payable to him in his capacity as Chairman and Chief Executive Officer of the Company, given his role as Chairman of Expedia. Accordingly, no information regarding Expedia stock options held by Mr. Diller appears in the table above and information regarding exercises of Expedia stock options by Mr. Diller will not be reported in the Company's proxy statement.

(3)
The table below provides the following information regarding RSU awards held by our named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010 and 2011.

	Number of Unvested RSUs as of 12/31/07 (#)	Market Value of Unvested RSUs as of 12/31/07 ($)	Vesting Schedule (#)
Grant Date
			2008	2009	2010	2011
Barry Diller	—	—	—	—	—	—
Victor A. Kaufman
2/12/03(a)	42,767	$1,151,288	42,767	—	—	—
2/4/04(b)	32,441	873,312	16,220	16,221	—	—
2/10/05(b)	45,246	1,218,022	15,082	15,082	15,082	—
2/16/07(c)	62,735	1,688,826	—	—	62,735	—

Total	183,189	$4,931,448	74,069	31,303	77,817	—

Douglas R. Lebda
8/8/03(a)	11,255	$302,985	11,255	—	—	—
2/4/04(d)	58,982	1,587,795	—	58,982	—	—
2/10/05(d)	37,703	1,014,965	—	—	37,703	—
2/6/06(b)	28,746	773,842	7,186	7,186	7,187	7,187
2/16/07(c)	62,735	1,688,826	—	—	62,735	—

Total	199,421	$5,368,413	18,441	66,168	107,625	7,187

Thomas J. McInerney
2/4/04(b)	20,054	$539,854	10,027	10,027	—	—
2/4/04(d)	58,982	1,587,795	—	58,982	—	—
2/10/05(b)	45,246	1,218,022	15,082	15,082	15,082	—
2/10/05(d)	113,110	3,044,921	—	—	113,110	—
2/6/06(b)	71,865	1,934,606	17,966	17,966	17,966	17,967
2/6/06(d)	143,729	3,869,185	—	—	—	143,729
2/16/07(c)	62,735	1,688,826	—	—	62,735	—

Total(e)	515,721	$13,883,209	43,075	102,057	208,893	161,696

Gregory R. Blatt
11/5/03(a)	7,879	$212,103	7,879	—	—	—
2/4/04(b)	2,359	63,504	1,179	1,180	—	—
2/4/04(d)	29,490	793,871	—	29,490	—	—
2/10/05(b)	22,623	609,011	7,541	7,541	7,541	—
2/10/05(d)	28,278	761,244	—	—	28,278	—
2/6/06(b)	57,492	1,547,685	14,373	14,373	14,373	14,373
2/6/06(d)	143,729	3,869,185	—	—	—	143,729
2/16/07(c)	62,735	1,688,826	—	—	62,735	—

Total	354,585	$9,545,428	30,972	52,584	112,927	158,102

    (a)
    These awards vest in four equal installments, beginning on the second anniversary of the grant date, subject to continued employment.

    (b)
    These awards vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

    (c)
    Represents the initial "target" award. The number of shares vesting in the case of these equity incentive plan awards ranges from 0% to 200% of the initial "target" award based on the level of performance achieved at the later of (i) the third anniversary of the grant date or (ii) the date on which the growth in Pro Forma AEPS during the performance period is determined, in each case, subject to continued employment.

    (d)
    These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

    (e)
    Excludes 2,337 restricted stock purchase rights held by Mr. McInerney as of December 31, 2007, which had a market value of approximately $62,912 at that date and which are exercisable by Mr. McInerney from January 1, 2012 through March 19, 2012, or if earlier, upon a termination of employment or change in control. Mr. McInerney also holds 2,337 Expedia restricted stock purchase rights.

(4)
Amounts shown for equity incentive plan awards are based on achieving the minimum threshold growth level of Pro Forma AEPS in accordance with SEC rules.

(5)
Each of these option awards will vest in full on June 7, 2010, the fifth anniversary of the grant date.

(6)
Excludes LendingTree units held (and shares of IAC common stock receivable upon the potential exchange of certain of Mr. Lebda's LendingTree units in 2009) by Mr. Lebda as of December 31, 2007. For information regarding these equity arrangements, see the discussion under the Option Exercises and Stock Vested table and Potential Payments Upon Termination or Change in Control on pages 51 and 52, respectively.

(7)
Reflects shares of restricted stock received by Mr. Lebda upon the effective date of the 2006 agreement relating to his promotion to President and Chief Operating Officer of IAC in exchange for certain of his LendingTree units. For information regarding Mr. Lebda's equity arrangements, see the discussion under Compensation Discussion and Analysis beginning on page 41.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by our named executives upon the exercise of stock options and the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon exercise of stock options represents the difference between (i) the sale price of the shares acquired on exercise for simultaneous exercise and sale transactions or the closing price of IAC common stock on the trading day immediately preceding the exercise date in the case of Mr. Diller's exercise, as no simultaneous sale occurred and (ii) the exercise price of the stock option, multiplied by the number of stock options that were exercised. The dollar value realized upon the vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Barry Diller	9,500,000	(1)	$183,065,000	—	—
Victor A. Kaufman	187,500	(2)	$2,960,625	74,068	$2,918,516
Douglas R. Lebda(3)	70,832	(4)	$1,318,028	18,440	$582,789
Thomas J. McInerney	—		—	43,074	$1,690,377
Gregory R. Blatt	—		—	30,970	$1,142,053

(1)
In connection with the exercise of these stock options, the Company withheld 3,397,833 shares of IAC common stock to cover the payment of the exercise price and 2,945,068 shares of IAC common stock to cover the payment of taxes due in connection with the exercise, which resulted in the issuance of 3,157,099 shares of IAC common stock to Mr. Diller.

(2)
Represents the exercise of Expedia stock options received in connection with the Expedia Spin-Off.

(3)
In addition, 1.42 LendingTree units held by Mr. Lebda vested in 2007, which number (i) represents less than 1% of the total outstanding common units of LendingTree and (ii) excludes LendingTree units held by Mr. Lebda that may potentially be exchanged for Company common stock in 2009, as discussed under Compensation Discussion and Analysis. The value of these units as of December 31, 2007 was zero.

(4)
Includes 49,204 Expedia shares acquired upon the exercise of Expedia stock options received in connection with the Expedia Spin-Off.

Non-Qualified Deferred Compensation

        The table below provides information regarding nonqualified deferred compensation earned by our named executives in 2007.

Name	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Barry Diller(1)	$186,682	$4,503,236	$0
Victor A. Kaufman	—	—	—
Douglas R. Lebda	—	—	—
Thomas J. McInerney	—	—	—
Gregory R. Blatt	—	—	—

(1)
In 1997, Mr. Diller and the Company agreed to defer the payment of a bonus in the original amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount, which was due and paid on September 5, 2007, accrued interest at a rate of 6% per annum. The amount that appears in the Aggregate Earnings in Last FY column above represents interest accrued during 2007 through the payment date. As the interest on the bonus was not above market or otherwise preferential, no amounts were presented in the Summary Compensation Table. In addition, the original deferred bonus was not included in the Summary Compensation Table in the year of deferral.

Potential Payments Upon Termination or Change in Control

        The disclosure below describes and quantifies certain amounts that would become payable to our named executives upon certain terminations of employment or a change in control, assuming that the relevant event occurred on December 31, 2007. These amounts, which exclude the effect of any applicable taxes:

  •
  are based on:

  •
  the named executive's base salary as of December 31, 2007;

  •
  the number of RSUs, shares of restricted stock or stock options outstanding as of December 31, 2007; and

  •
  the closing price of IAC common stock on December 31, 2007 ($26.92); and

  •
  except in the case of Mr. Diller or as otherwise indicated, are payable pursuant to employment agreements and/or RSU award agreements, which generally provide for:

  •
  continued base salary payments upon a termination of employment without cause or a resignation for good reason (which is generally defined as a material reduction in title, duties or level of responsibilities, reduction in base salary or relocation outside of the metropolitan New York City area and, for Messrs. McInerney and Blatt only, the failure to report to the Company's Chief Executive Officer (or any successor to such person) and/or the Vice Chairman of the Company;

  •
  partial vesting of RSU awards upon a termination of employment without cause and/or a resignation for good reason and, in certain cases, upon death or disability; and

  •
  full vesting of RSU awards upon the occurrence of a change in control, as discussed under Compensation Disclosure and Analysis.

        In addition, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will be payable to our named executives upon certain terminations of employment.

  Messrs. Kaufman, Lebda, McInerney and Blatt

	Termination of Employment Without Cause or Resignation for Good Reason				Death or Disability		Change in Control of IAC		Termination of Employment Without Cause or Resignation for Good Reason Following a Liberty Change in Control
Name	Cont'd Salary ($)(1)	Shares That Would Vest (#)(2)		Market Value of Shares ($)(2)	Shares That Would Vest (#)(2)	Market Value of Shares ($)(2)	Shares That Would Vest (#)	Market Value of Shares ($)	Shares That Would Vest (#)(3)	Market Value of Shares ($)(3)
Victor A. Kaufman	—	42,767	(4)	$1,151,288	39,345	$1,059,167	183,189	$4,931,448	183,189	$4,931,448
Douglas R. Lebda(5)	$750,000	511,255		$13,762,985	339,185	$9,130,860	399,421	$10,752,413	602,736	$16,225,653
Thomas J. McInerney	$650,000	236,527		$6,367,307	—	—	515,721	$13,883,209	515,721	$13,883,209
Gregory R. Blatt	$550,000	149,932		$4,036,169	2,521	$67,865	354,585	$9,545,428	346,706	$9,333,326

(1)
Represents 12 months of the applicable named executive's base salary, the payment of which would be subject to the execution and non-revocation of a release and compliance with confidentiality, non-solicitation of employees (24 months in the case of Mr. Lebda and 18 months in the case of Messrs. McInerney and Blatt), non-solicitation of business partners (24 months in the case of Mr. Lebda and 12 months in the case of Messrs. McInerney and Blatt) and assignment of certain employee developments covenants set forth in the named executive's employment agreement and offset for any amounts earned from other employment during the twelve-month period.

(2)
In the case of Messrs. McInerney and Blatt only, includes their February 2007 Growth Share awards at one-third of the initial "target" award (20,912), which assumes that the Company achieves the target level of Pro Forma AEPS in 2009. For additional information regarding Growth Shares, see the discussion under Compensation Discussion and Analysis beginning on page 38.

  In the case of Mr. Lebda only, (i) upon a termination of employment without cause or resignation for good reason, represents (A) the receipt of 300,000 shares of IAC common stock receivable upon the acceleration and exercise of the potential exchange of certain of Mr. Lebda's LendingTree units for IAC common stock in 2009 and the full acceleration of 200,000 shares of restricted IAC common stock, both as described under Compensation Discussion and Analysis, and (B) 11,255 restricted stock units that would accelerate upon a termination without cause only and (ii) upon death or disability, represents (A) the receipt of 200,000 shares of IAC common stock receivable upon the acceleration and exercise of the potential exchange of certain of Mr. Lebda's LendingTree units for IAC common stock in 2009 and the acceleration of 133,333 shares of restricted IAC common stock, both as described under Compensation Discussion and Analysis, and (B) 5,853 restricted stock units.

(3)
Upon a termination of employment or resignation for good reason following a Liberty Change in Control, each of Messrs. Lebda, McInerney and Blatt would also be entitled to receive continued salary in the amount of $750,000, $650,000 and $550,000, respectively.

(4)
Upon a termination without cause only.

(5)
Excludes, in all cases, LendingTree units held by Mr. Lebda (other than those that may potentially be exchanged for IAC common stock in 2009, which are assumed to have been exchanged and are reflected in the above table as shares of IAC common stock) that would accelerate upon the events set forth above, given that the value of these units as of December 31, 2007 was zero.

        Mr. Diller.    Upon a termination without cause or resignation for good reason, on the one hand, or change in control, on the other hand, as of December 31, 2007, in accordance with the stock option agreement governing Mr. Diller's 2005 stock options, 1,520,000 (20% for each year of completed service since the grant) and 2,280,000 (20% of the original award, plus an additional 20% for each year of completed service since the grant) stock options, respectively, would have been accelerated and in the case of a termination without cause or resignation for good reason only, would have remained outstanding and exercisable for one year following termination. Given the closing price of IAC common stock on December 31, 2007 ($26.92), none of the accelerated stock options would have been in-the-money, and as a result, no amounts would have payable to Mr. Diller as of that date.

Equity Compensation Plan Information

        Securities Authorized for Issuance Under Equity Compensation Plans.    The following table summarizes information, as of December 31, 2007, regarding IAC equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A)) (C)
Equity compensation plans approved by security holders(2)	16,451,068	(4)	$35.80	(5)	10,898,908
Equity compensation plans not approved by security holders(3)	962,500		$25.09		—
Total	17,413,568		$34.25	(5)	10,898,908

(1)
Information excludes 5,391,861 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $22.71, which securities were granted pursuant to plans assumed by IAC in connection with acquisitions and under which no securities remain available for future issuance.

(2)
These plans primarily include the 2005 Stock and Annual Incentive Plan, the Amended and Restated 2000 Stock and Annual Incentive Plan and the 1997 Stock and Annual Incentive Plan, as well as director deferred compensation plans and certain historical equity incentive plans under which no shares remain available for future issuance.

(3)
Reflects options granted under the 1999 Stock Option Plan described below.

(4)
Includes an aggregate of (i) 10,820,818 shares issuable upon the vesting of restricted stock and restricted stock unit awards, with Growth Shares included at 200% (see Compensation Discussion and Analysis beginning on page 38 and footnote 1 to the Grants of Plan-Based Awards table on page 47), (ii) 59,443 shares underlying an equal number of share units credited to share unit accounts as of December 31, 2007 under IAC's Deferred Compensation Plans for Non-Employee Directors and (iii) 5,570,807 shares issuable upon the exercise of outstanding stock options. Does not include shares underlying stock options and restricted stock units granted in early 2008.

(5)
Weighted average exercise price calculation excludes restricted stock, restricted stock units and share units.

        1999 Stock Option Plan.    In February 2000, IAC's Board of Directors approved the 1999 Stock Option Plan (the "1999 Plan"). An award of stock options exercisable for 2.2 million shares of IAC common stock, the total amount available under the 1999 Plan, at an exercise price of $25.09 per share, was made in February 2000 to Dr. Georg Kofler in consideration of his entering into an employment arrangement with a German affiliate of HSN. These options vested over four years, with 25% vesting on the first, second, third and fourth anniversaries of the date of grant, and remain exercisable for ten years from the date of grant. Subject to applicable law, these options are freely transferable by the holders thereof by written notice to IAC, or by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

DIRECTOR COMPENSATION

        Non-Employee Director Compensation Arrangements.    Each member of the Board receives an annual retainer in the amount of $45,000. Each member of the Audit and Compensation and Human Resources Committees (including their respective chairs) receives an additional annual retainer in the amount of $10,000 and $5,000, respectively. Lastly, the chair of each of the Audit and Compensation and Human Resources Committees receives an additional annual chairperson retainer in the amount of $15,000. All amounts are paid quarterly, in arrears.

        In addition, each non-employee director receives a grant of 7,500 restricted stock units (or such lesser number of restricted stock units with a dollar value of $250,000) upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of Board service and (iii) full acceleration of vesting upon a change in control of IAC. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at IAC Board and Committee meetings.

        The Compensation and Human Resources Committee has primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors' interests with those of our stockholders. When considering non-employee director compensation arrangements, Company management provides the Compensation and Human Resources Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors.    Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Board, he or she will receive (i) with respect to share units, such number of shares of IAC common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

        2007 Non-Employee Director Compensation.    The table below provides the amount of (i) fees earned by non-employee directors for services performed during 2007 and (ii) the dollar amount of the expense recognized during the fiscal year ended December 31, 2007 for RSU awards granted both in and prior to 2007.

	Fees Earned or Paid in Cash
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards($)	Total($)(2)
William H. Berkman(3)	—	$50,000	$114,716	$164,716
Edgar Bronfman, Jr.(3)	—	$45,000	$209,180	$254,180
Donald R. Keough(3)	—	$45,000	$209,180	$254,180
Bryan Lourd(3)	—	$55,000	$163,158	$218,518
John C. Malone(4)	—	—	—	—
Arthur C. Martinez(3)	$65,000	—	$169,491	$234,491
Steven Rattner(3)	—	$55,000	$193,691	$248,691
Gen. H. Norman Schwarzkopf(3)	—	$50,000	$209,180	$259,180
Alan G. Spoon(3)	—	$70,000	$209,180	$279,180
Diane Von Furstenberg(3)	$22,500	$22,500	$209,180	$254,180

(1)
Represents the dollar value of fees deferred in the form of share units by the relevant director under the Deferred Compensation Plan for Non-Employee Directors.

(2)
The differences in the amounts shown above among directors reflects length of service and Board Committee membership, which varies among directors. Amounts (i) exclude the impact of estimated forfeitures related to service-based vesting conditions and (ii) do not represent the value of equity compensation awarded to directors in 2007. For information regarding how these expenses are calculated, refer to note 4 of the Company's audited financial statements for the fiscal year ended December 31, 2007 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. In 2007, all non-employee directors received a grant of 7,500 RSUs upon their re-election to the Board with a grant date fair value of $247,200.

(3)
The table below provides the number of RSUs and stock options held by each director as of December 31, 2007:

Director	RSUs	Stock Options
William H. Berkman	12,500	—
Edgar Bronfman, Jr.	14,751	5,000
Donald R. Keough	14,751	72,500
Bryan Lourd	14,751	—
John C. Malone	—	—
Arthur C. Martinez	15,000	—
Steven Rattner	14,751	—
Gen. H. Norman Schwarzkopf	14,751	17,500
Alan G. Spoon	14,751	25,712
Diane Von Furstenberg	14,751	22,500
(4)
Dr. Malone has agreed that he will not receive compensation for his Board service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents, as of April 30, 2008, information relating to the beneficial ownership of common stock and Class B common stock, by (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of common stock and Class B common stock, (2) each current director and director nominee, (3) each of the Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who served in such capacities as of December 31, 2007 and (4) all executive officers and directors of IAC as a group.

        Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC's corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the number of shares of IAC common stock and percent of such class listed assumes the conversion or exercise of any IAC equity securities owned by such person that are or will become convertible or exercisable, and the vesting of any restricted stock units that will vest, within 60 days of April 30, 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of IAC Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of IAC common stock.

        The percentage of votes for all classes of capital stock is based on one vote for each share of common stock, two votes for each share of Series B preferred stock and ten votes for each share of Class B common stock. As of April 30, 2008, there were 758 shares of Series B preferred stock outstanding, which shares collectively represented a de minimis percentage of the total voting power of the outstanding IAC capital stock as of that date. Based on statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, IAC does not know of any person who beneficially owns more that 5% of the outstanding shares of Series B preferred stock. Accordingly, although the shares of Series B preferred stock outstanding are considered for purposes of determining total voting power, no information regarding holders of Series B preferred stock has been provided in the table.

	IAC Common Stock			IAC Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Shares		%	Shares		%	(All Classes) %
ClearBridge Advisors, LLC, et al 399 Park Avenue New York, NY 10022	13,256,564	(1)	5.2%	—		—	2.6%
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	83,219,807	(2)	29.9%	25,599,998	(3)	100%	61.6%
Lord Abbett & Co. LLC 90 Hudson Street, 11th Floor Jersey City, N7 07302	39,198,840	(1)	15.5%	—		—	7.7%
Barry Diller	91,802,227	(4)	32.9%	25,599,998	(5)	100%	63.3%
William H. Berkman	8,500	(6)	*	—		—	*
Gregory R. Blatt	49,004		*	—		—	*
Edgar Bronfman, Jr.	42,505	(7)	*	—		—	*
Victor A. Kaufman	978,257	(8)	*	—		—	*
Donald R. Keough	137,343	(9)	*	—		—	*
Douglas R. Lebda	751,934	(10)	*	—		—	*
Bryan Lourd	39,965	(11)	*	—		—	*
John C. Malone	—	(12)	*	—		—	*
Arthur C. Martinez	12,500	(13)	—	—		—	—
Thomas J. McInerney	374,516	(14)	*	—		—	*
Steven Rattner	17,754	(15)	*	—		—	*
Gen. H. Norman Schwarzkopf	40,005	(16)	*	—		—	*
Alan G. Spoon	53,717	(17)	*	—		—	*
Diane Von Furstenberg	45,005	(18)	*	—		—	*
Michael P. Zeisser	—		—	—		—	—
All executive officer and directors as a group (15 persons)	94,353,232		33.9%	25,599,998		100%	63.8%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 14, 2008.

(2)
Consists of 57,619,787 shares of IAC common stock and 1,176,594 shares of IAC Class B common stock held by Liberty and 22 shares of IAC common stock held collectively by the BDTV Entities (as defined below) and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the "BDTV Entities"), respectively. Pursuant to an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller generally has the right to vote all of the shares of IAC common stock and IAC Class B common stock held by Liberty and the BDTV Entities.

(3)
Consists of 1,176,594 shares of IAC Class B common stock held by Liberty and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively. Pursuant to the amended and restated stockholders agreement, Mr. Diller generally has the right to vote all of the shares of IAC Class B common stock held by Liberty and the BDTV Entities.

(4)
Consists of 8,578,998 shares of IAC common stock owned by Mr. Diller, 3,422 shares of IAC common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 22 shares of IAC common stock and 24,423,404 shares of IAC Class B common stock held collectively by the BDTV Entities, and

  57,619,787 shares of IAC common stock and 1,176,594 shares of IAC Class B common stock held by Liberty. Pursuant to the amended and restated stockholders agreement, Mr. Diller generally has the right to vote all of the shares of IAC Class B common stock held by Liberty and the BDTV Entities. Excludes shares of IAC common stock and options to purchase shares of IAC common stock held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership (see footnote 16 below).

(5)
Consists of 24,423,404 shares of IAC Class B common stock held collectively by the BDTV Entities and 1,176,594 shares of IAC Class B common stock held by Liberty. Pursuant to the amended and restated stockholders agreement, Mr. Diller generally has the right to vote all of the shares of IAC Class B common stock held by Liberty and the BDTV Entities.

(6)
Consists of (i) 6,000 shares held directly by Mr. Berkman and (ii) 2,500 shares of IAC common stock to be received upon the vesting of restricted stock units in the next sixty days.

(7)
Consists of (i) 17,505 shares held directly by Mr. Bronfman, (ii) 10,750 shares of IAC common stock held for the benefit of Mr. Bronfman in an individual retirement account, (iii) 4,250 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children, (iv) options to purchase 5,000 shares of IAC common stock and (v) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units in the next sixty days. Mr. Bronfman disclaims beneficial ownership of the shares of IAC common stock described in (iii) above.

(8)
Consists of 45,717 shares of IAC common stock held directly by Mr. Kaufman and options to purchase 932,540 shares of IAC common stock.

(9)
Consists of (i) 113,843 shares of IAC common stock held directly by Mr. Keough, (ii) 1,000 shares of IAC common stock held by Mr. Keough's spouse, (iii) options to purchase 17,500 shares of IAC common stock and (iv) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units in the next sixty days. Excludes shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC. Mr. Keough disclaims beneficial ownership of the 1,000 shares of IAC common stock described in (ii) above and all shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC.

(10)
Consists of (i) 200,000 restricted shares of IAC common stock held directly by Mr. Lebda, (ii) 87,063 shares of IAC common stock held directly by Mr. Lebda, (iii) 1,796 shares of IAC common stock held for the benefit of Mr. Lebda in an individual retirement account, (iv) 82,500 shares of IAC common stock subject to a variable prepaid forward contract, dated September 5, 2003, between Mr. Lebda and a financial institution, which contract matures on September 5, 2008, (v) 17,247 shares of IAC common stock held indirectly through a family trust, (vi) 23,710 shares of IAC common stock subject to a variable prepaid forward contract, dated September 5, 2003, between Mr. Lebda's spouse and a financial institution, which contract matures on September 5, 2008, (vii) options to purchase 323,967 shares of IAC common stock held by Mr. Lebda and (viii) options to purchase 15,651 shares of IAC common stock held by Mr. Lebda's spouse. Mr. Lebda disclaims beneficial ownership of the shares of IAC common stock described in (vi) and (viii) above.

(11)
Consists of (i) 34,965 shares of IAC common stock held directly by Mr. Lourd and (ii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days.

(12)
Excludes shares of IAC common stock and Class B common stock beneficially owned by Liberty, as to which Dr. Malone disclaims beneficial ownership.

(13)
Consists of 7,500 shares of IAC common stock held directly by Mr. Martinez and (ii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days.

(14)
Consists of (i) 102,884 shares of IAC common stock held directly by Mr. McInerney, (ii) options to purchase 269,295 shares of IAC common stock and (iii) 2,337 restricted stock purchase rights.

(15)
Consists of (i) 12,754 shares of IAC common stock held directly by Mr. Rattner and (ii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units in the next sixty days.

(16)
Consists of (i) 17,505 shares of IAC common stock held directly by Gen. Schwarzkopf, (ii) options to purchase 17,500 shares of IAC common stock and (iii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units in the next sixty days.

(17)
Consists of (i) 23,005 shares of IAC common stock held directly by Mr. Spoon, (ii) options to purchase 25,712 shares of IAC common stock and (iii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units in the next sixty days.

(18)
Consists of (i) 17,505 shares of IAC common stock held directly by Ms. Von Furstenberg, (ii) options to purchase 22,500 shares of IAC common stock and (iii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units in the next sixty days. Excludes shares beneficially owned by Mr. Diller, as to which Ms. Von Furstenberg disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

        The Audit Committee has a formal, written policy governing the review and approval of related person transactions, which was initially adopted in December 2006. For purposes of this policy, consistent with the Marketplace Rules, the terms "related person" and "transaction" are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Item 404"). During 2007, in accordance with the policy then in effect, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of "transaction" set forth in Item 404, and if so, submit such transaction to the Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, would then consider all facts and circumstances that it deemed relevant.

        During 2007, the Audit Committee operated pursuant to standing pre-approvals under the policy governing the review and approval of certain ordinary course, arms' length transactions involving Liberty and/or its subsidiaries (and through February 2007, the Microsoft Corporation and/or its subsidiaries) (the "Pre-Approval"). Information on transactions entered into pursuant to the Pre-Approval that were reasonably expected to result in payments by or to the Company or one of its subsidiaries in excess of $500,000 were provided to the Audit Committee at its next regularly scheduled meeting following the execution or completion of the relevant transaction.

        During 2007, due to administrative error, the procedures summarized above were not followed in the case of arrangements between Arise Virtual Solutions and Interval. See Relationships Involving Directors on page 61.

Relationships Involving Named Executives

        Subject to the terms of an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller has an irrevocable proxy to vote shares of IAC common stock and IAC Class B common stock held by Liberty and its affiliates. Accordingly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC's stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC's Board of Directors and matters as to which Delaware law requires a separate class vote).

        In 1997, the Company and Mr. Diller agreed to defer repayment of an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 due from Mr. Diller from September 5, 1997 to September 5, 2007. All amounts outstanding under this promissory note were repaid in 2007. In 1997, Mr. Diller and the Company agreed to defer to September 2007 the payment of a bonus in the amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. This bonus (including accrued interest) was paid in full in 2007. See Non-Qualified Deferred Compensation on page 51.

        In 2001, IAC and Mr. Diller entered into an agreement with respect to the construction of a screening room on Mr. Diller's property to assist Mr. Diller in connection with Company-related activities. Construction costs of approximately $1.8 million were paid by the Company and the agreement provides that under certain circumstances, including upon Mr. Diller's termination of employment by IAC or its affiliates, Mr. Diller shall have the option to pay to IAC an amount equal to the depreciated book value of the construction costs to acquire the facilities.

        Through May 2007, a subsidiary of IAC and Nineteen Forty CC Inc. ("Nineteen Forty"), a company owned by Mr. Diller, owned 77.2% and 22.8%, respectively, of an aircraft used by IAC. Through May 2007, IAC leased Nineteen Forty's interest in the aircraft for lease payments of approximately $53,000 per month and paid all operating and maintenance expenses relating to the aircraft, which amounts and terms were based on market terms for similar aircraft leases. IAC and Nineteen Forty sold their respective interests in the aircraft to a third party for a price determined through a competitive bidding process in May 2007, at which point the lease described above terminated in accordance with its terms.

        As of December 31, 2007, IAC had invested a total of approximately $1.5 million in an online start-up venture controlled by Mr. Kaufman. IAC has committed to invest a total of $2.0 million in the venture, which total investment would give IAC preferred stock convertible into 20% of the outstanding common stock of the venture. IAC has various approval rights over significant transactions, the right to appoint directors proportionate to its holdings and various forms of anti-dilution protection for its investment. It also has the option to purchase additional preferred stock for $20.0 million such that IAC would hold a 50% ownership percentage in the venture, the right to purchase Mr. Kaufman's shares on March 31, 2012 (or earlier under certain circumstances in the event that Mr. Kaufman is no longer the senior-most executive of the venture) at fair market value, and the right to put its investment to the venture at the time of the venture's first significant financing for the value of its stake implied by the terms of such financing, discounted by 30% to account for the illiquidity of the stock.

Relationships Involving Directors

        During 2007, one of IAC's businesses, Interval, made payments to Arise Virtual Solutions in the aggregate amount of approximately $3.2 million for call center services. Arise Virtual Solutions is a portfolio company of Accretive LLC, of which Mr. Bronfman is a partner.

        IAC acquired a majority stake in Front Line Management Group, Inc., an entertainment management firm ("Front Line"), in June 2007, in connection with which it agreed to sell a portion of its initial investment to Warner Music Group (which then held a less than 5% interest in Front Line). IAC sold this interest in Front Line to Warner Music Group in August 2007 for the same per share price that it paid for its initial investment, or an aggregate purchase price of approximately $110 million. Mr. Bronfman is the Chairman and Chief Executive Officer of Warner Music Group. Also during 2007, one of IAC's businesses, HSN, made payments to a subsidiary of Warner Music Group in the aggregate amount of approximately $380,000 for music products.

Relationships Involving IAC and Expedia

        Overview.    Since the completion of the Expedia Spin-Off, IAC and Expedia have been related parties since they are under common control. In connection with the Expedia Spin-Off, IAC and Expedia entered into various agreements, including, among others, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement. Summaries of the separation, tax sharing, employee matters and transition services agreements are set forth in IAC's Definitive Proxy Statement/Prospectus dated June 20, 2005, and copies of each of these agreements were filed as exhibits to IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005.

        Under the transition services agreement, IAC has agreed to provide certain assistance and services to Expedia on an interim, transitional basis, which during 2007 consisted primarily of assistance with governmental affairs and the leasing of certain office space by IAC to Expedia. Charges for assistance and services provided pursuant to this agreement are on a cost plus fixed percentage or hourly basis, as applicable. The aggregate amount billed to Expedia for assistance and services provided by IAC pursuant to this agreement for 2007 was approximately $340,000.

        In addition, in connection with and following the Expedia Spin-Off, IAC and Expedia have entered into certain other arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of certain aircraft and various commercial agreements, including distribution and services agreements, among others, which are generally described below.

        Cost Sharing Arrangements.    Mr. Diller currently serves as Chairman and Chief Executive Officer of IAC and Chairman of Expedia. In connection with the Expedia Spin-Off, IAC and Expedia had initially agreed, in light of Mr. Diller's senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller, would be shared equally through the end of 2006. Currently and in 2007, these cost sharing arrangements provide that IAC and Expedia cover 65% and 35% of these costs, respectively, which both companies agreed best reflects the allocation of actual time spent by Mr. Diller among the two companies. Expenses include costs for equipment dedicated to Mr. Diller's use and expenses relating to Mr. Diller's support staff, as well as costs attributable to personal use of aircraft and certain other costs. The aggregate amount of costs billed to Expedia pursuant to these arrangements was approximately $450,000 for 2007. Due to administrative error, approximately $85,000 in costs relating to Mr. Diller's personal use of aircraft was erroneously allocated to Expedia in 2007, for which IAC currently expects to make a cash payment to Expedia in 2008.

        Aircraft Agreements.    In connection with the Expedia Spin-Off, a subsidiary of IAC and Expedia entered into a time sharing agreement, pursuant to which Expedia used the aircraft jointly owned by a subsidiary of IAC and an affiliate of Mr. Diller through the sale of this aircraft in May 2007. Pursuant to the time sharing arrangement relating to this aircraft, Expedia paid IAC the maximum amount permitted under applicable Federal Aviation Association regulations for use of the aircraft, or roughly two times the actual fuel cost incurred in such usage, plus certain enumerated out-of-pocket expenses, which amounts are reflected under Cost Sharing Arrangements above.

        Each of IAC and Expedia has a 50% ownership interest in an aircraft that may be used by both companies. IAC and Expedia entered into an operating agreement that allocates the costs of operating and maintaining the aircraft between the parties based on the actual usage by each company, which costs are generally paid by each company to third parties in accordance with the terms of the operating agreement. On the fifth anniversary of the Expedia Spin-Off and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either IAC or Expedia, IAC will have a call right and Expedia will have a put right with respect to Expedia's interest in the aircraft, in each case at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

        Members of this aircraft's flight crew are employed by an entity in which each of IAC and Expedia has a 50% ownership interest. IAC and Expedia have agreed to share costs relating to flight crew compensation and benefits equally, for which they are separately billed. During 2007, total payments in the amount of approximately $500,000 were made to this entity by IAC.

        Commercial Agreements.    In connection with and following the Expedia Spin-Off, certain IAC subsidiaries entered into distribution and/or services agreements with certain Expedia subsidiaries. IAC believes that these arrangements have been negotiated on an arm's length basis. In addition, IAC believes that these arrangements, whether taken individually or in the aggregate, do not constitute a material contract to IAC. Those agreements that, individually or together with similar agreements, involve revenues to IAC in excess of $120,000, are discussed below.

        Pursuant to distribution agreements, certain IAC businesses have agreed to make available travel accommodations and promotional offers from various Expedia travel suppliers, as well as travel content and commerce links from an Expedia business. Expedia businesses have agreed to supply content for related search results and certain Expedia businesses have agreed to make commerce links, select ticketing and resort inventory and discount programs offered by various IAC businesses available to their customers. Distribution agreements typically involve the payment of fees (usually on a fixed, per transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution. Services agreements primarily involve call center support and advertising provided by IAC businesses, as well as travel services provided by Expedia businesses.

        During 2007, aggregate revenues received by IAC businesses from Expedia businesses pursuant to commercial agreements, primarily for call center services and advertising services, were approximately $8.2 million. Aggregate payments made by IAC businesses to Expedia businesses during this period pursuant to commercial agreements were less than $120,000 in 2007.

Relationships Involving IAC and Liberty Media Corporation

        Under the terms of an amended and restated governance agreement among IAC, Liberty and Mr. Diller, Liberty has the right to nominate two individuals for election to the Board, so long as certain stock ownership requirements applicable to Liberty are satisfied. Liberty's current designees are Dr. Malone and Mr. Zeisser. Mr. Berkman, whom Liberty nominated for election to the Board at the 2007 Annual Meeting, will not stand for re-election and will continue to serve on the Board until his successor, Mr. Zeisser, is duly elected. Other than in his capacity as a director nominee of IAC, Mr. Zeisser does not have any direct or indirect interests in the Liberty/IAC agreements.

        Also, under the amended and restated governance agreement, if IAC issues or proposes to issue shares of IAC common stock or IAC Class B common stock, Liberty has preemptive rights that generally entitle it to purchase a number of IAC common shares, subject to a cap, so that Liberty will maintain the identical ownership interest in IAC that Liberty held immediately prior to such issuance or proposed issuance. Liberty was not entitled to exercise any such preemptive rights during 2007, as its ownership level exceeded the established cap.

        In the ordinary course of business, and otherwise from time to time, IAC and its businesses have entered into arrangements, and may determine to enter into additional arrangements in the future, with Liberty and its affiliates. IAC believes that its existing business arrangements with Liberty and its affiliates, none of which involved payments to or from Liberty or its affiliates in excess of $120,000 in 2007, have been negotiated on an arm's length basis.

        In January 2008, IAC entered into a letter agreement with Liberty, pursuant to which Liberty agreed to certain restrictions on acquisitions by Liberty and its affiliates of additional securities of IAC following Liberty's acquisition of 14 million shares of IAC common stock from an institutional investor. The letter agreement is attached as Exhibit 10.1 to IAC's Current Report on Form 8-K, which was filed with the SEC on January 15, 2008.

        During 2008, Liberty was involved in legal proceedings adverse to IAC relating to the spin-offs. These proceedings are described in Amendment No. 1 to IAC's Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on April 29, 2008, under the caption Part I—Item 3—Legal Proceedings—Recent Litigation between IAC and Liberty Media Corporation, which description is incorporated herein by reference.

        On May 13, 2008, IAC entered into an agreement (the "Spinco Agreement") with Liberty, certain affiliates of Liberty and, for limited purposes, Barry Diller, pursuant to which the parties agreed to settle the legal proceedings described above. The Spinco Agreement also contains, among other things, provisions that will become effective at the time of the spin-off of each Spinco, including provisions providing Liberty with the right to nominate directors to the Spinco's Board of Directors so long as Liberty maintains specified ownership levels, restrictions on acquisitions and transfers of the securities of the Spinco by Liberty and its affiliates, certain standstill restrictions on Liberty and its affiliates and registration rights to be granted to Liberty. The Spinco Agreement is attached as Exhibit 10.1 to IAC's Current Report on Form 8-K, which was filed with the SEC on May 16, 2008.

ANNUAL REPORTS

        Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, IAC will provide without charge to each person solicited an additional copy of IAC's 2007 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit not contained in its 2007 Annual Report on Form 10-K upon payment of a reasonable fee.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE IAC 2009 ANNUAL MEETING

        Stockholders who intend to have a proposal considered for inclusion in IAC's proxy materials for presentation at the 2009 Annual Meeting of Stockholders must submit the proposal to IAC at its corporate headquarters no later than March 13, 2009, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2009 Annual Meeting of Stockholders without inclusion of the proposal in IAC's proxy materials are required to provide notice of such proposal to IAC no later than May 27, 2009. IAC reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on August 1, 2008.

        The 2008 Proxy Statement and 2007 Annual Report to Stockholders are available at:

    •
    http://bnymellon.mobular.net/bnymellon/iaci for registered holders; and

    •
    http://bnymellon.mobular.net/bnymellon/iaci_beneficial for beneficial owners who own their shares in street name.

        YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

New York, New York
July 11, 2008

Annex A

AUDIT COMMITTEE CHARTER
IAC/INTERACTIVECORP
(February 2008)

PURPOSE

        The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the effectiveness of the Company's internal control over financial reporting, (3) the qualifications and independence of the independent registered public accounting firm (the "independent accounting firm"), (4) the performance of the Company's internal audit function and independent accounting firm, and (5) the compliance by the Company with legal and regulatory requirements.

COMMITTEE MEMBERSHIP

        The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of NASDAQ and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company in the past three years. These membership requirements shall be subject to exemptions and cure periods permitted by the rules of NASDAQ and the Securities and Exchange Commission (the "SEC"), as in effect from time to time.

        At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the SEC. The members of the Audit Committee shall be appointed and may be replaced by the Board.

MEETINGS

        The Audit Committee shall meet as often as it determines necessary but not less frequently than quarterly. The Audit Committee shall have the authority to meet periodically with management, the internal auditors and the independent accounting firm in separate executive sessions, and to have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem necessary or appropriate. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes of Committee meetings shall be maintained.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

        The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the independent accounting firm (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accounting firm (including resolution of disagreements between management and the independent accounting firm regarding financial reporting and/or internal control related matters) for the purpose of preparing or issuing an audit report or related work. The independent accounting firm shall report directly to the Audit Committee.

        The Audit Committee shall pre-approve all auditing services, audit-related services, including internal control-related services, and permitted non-audit services to be performed for the Company by its independent accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accounting firm for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

        The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

        In fulfilling its purpose and carrying out its responsibilities, the Audit Committee shall maintain flexibility in its policies and procedures in order to best address changing conditions and a variety of circumstances. Accordingly, the Audit Committee's activities shall not be limited by this Charter. Subject to the foregoing, the Audit Committee shall, to the extent it deems necessary or appropriate:

1.
Review and discuss with management and the independent accounting firm the annual audited financial statements, as well as disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2.
Review and discuss with management and the independent accounting firm the Company's earnings press releases and the results of the independent accounting firm's review of the quarterly financial statements.

3.
Discuss with management and the independent accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles.

4.
Review and discuss with management and the independent accounting firm any major issues as to the adequacy of the Company's internal controls, including any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls, any special steps adopted in light of these issues and the adequacy of disclosures about changes in internal control over financial reporting.

5.
Review and discuss any material issues raised by or reports from the independent accounting firm, including those relating to:

(a)
Critical accounting policies and practices to be used in preparing the Company's financial statements.

(b)
Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accounting firm.

(c)
Unadjusted differences and management letters.

6.
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

7.
Discuss with the independent accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties

A-2

  encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.
Periodically evaluate the qualifications and performance of the independent accounting firm and the senior members of the audit team, including a review of reports provided by the independent accounting firm relating to its internal quality-control procedures.

9.
Obtain from the independent accounting firm a formal written statement delineating all relationships between the independent accounting firm and the Company. It is the responsibility of the Audit Committee to actively engage in a dialogue with the independent accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the accounting firm and for purposes of taking, or recommending that the full Board take, appropriate actions to oversee the independence of the outside accounting firm.

10.
Meet with the independent accounting firm prior to the audit to discuss the planning and staffing of the audit.

11.
Review the proposed internal audit plans with management and any significant results of such audits.

12.
Obtain from the independent accounting firm assurance that Section 10A(b) of the Exchange Act has not been implicated.

13.
Discuss with management, the Company's senior internal auditing executive and the independent accounting firm the Company's and its subsidiaries' compliance with applicable legal requirements and codes of conduct.

14.
Review all related party transactions in accordance with the Audit Committee's formal, written policy.

15.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.
Discuss with management and the independent accounting firm any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

17.
Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

18.
Furnish the Audit Committee report required by the rules of the SEC to be included in the Company's annual proxy statement.

LIMITATION OF AUDIT COMMITTEE'S ROLE

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations or to determine that the Company's internal controls over financial reporting are effective. These are the responsibilities of management and the independent accounting firm. Additionally, the Audit Committee as well as the Board recognizes that members of the Company's management who are responsible for financial management, as well as the independent accounting firm, have more time, knowledge, and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances with respect to the Company's financial statements or any professional certifications as to the independent accounting firm's work.

A-3

Annex B

PREFERRED STOCK MERGER AGREEMENT

        AGREEMENT AND PLAN OF MERGER, dated as of                              , 2008 (this "Agreement"), by and between IAC/InterActiveCorp, a Delaware corporation (the "Company"), and IAC Preferred Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub").

        WHEREAS, the Company desires that Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the Board of Directors of Merger Sub by a duly adopted resolution has approved the terms of this Agreement and of the Merger, declared the advisability of this Agreement and of the Merger and determined them to be fair to and in the best interests of Merger Sub and its sole stockholder and directed the submission of this Agreement to its sole stockholder for approval; and

        WHEREAS, the Board of Directors of the Company by a duly adopted resolution has approved the terms of this Agreement and of the Merger, declared the advisability of this Agreement and of the Merger and determined them to be fair to and in the best interests of the Company and its stockholders and directed the submission of this Agreement to its stockholders for approval.

        NOW, THEREFORE in consideration of the premises and the mutual agreements and provisions herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.1    The Merger.    (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        (b)   On the Closing Date (as defined below) and subject to the terms and conditions of this Agreement, the Company shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

        (c)   At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

        SECTION 1.2    Effect on Capital Stock.

        At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

        (a)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and cease to exist, without any conversion thereof.

        (b)   Each share of Common Stock, par value $0.001, of the Company ("Common Stock") and each share of Class B Common Stock, par value $0.001, of the Company ("Class B Common Stock") issued and outstanding or held in the treasury of the Company immediately prior to the Effective Time shall remain issued and outstanding or held in the treasury of the Surviving Corporation, as the case may be, and shall be unaffected by the Merger.

        (c)   Each share of Series B Cumulative Convertible Preferred Stock, par value $0.01, of the Company ("Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)) shall, by virtue of the Merger, be automatically converted into the right to receive an amount in cash equal to $27.77 plus an amount equal to accrued and unpaid dividends on such share to the Effective Time (the "Merger Consideration"). Each share of Series B Preferred Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and cease to exist; and each holder of a certificate ("Certificate") or book-entry share ("Book-Entry Share") representing prior to the Effective Time any such share of Series B Preferred Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Merger Consideration in respect thereof in accordance with this Agreement or, in the case of a Dissenting Stockholder (as defined below), the rights set forth in Section 262 of the DGCL.

        SECTION 1.3    Payment for Shares.

        (a)   Prior to the Effective Time, a bank, trust company or other Person or Persons shall be designated by the Company to act as paying agent (the "Paying Agent") for payment of the Merger Consideration. For purposes of this Agreement, "Person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

        (b)   As of the Effective Time, the Surviving Corporation shall deposit, or cause to be deposited with the Paying Agent for the benefit of the holders of shares of Series B Preferred Stock, an amount of cash equal to the Merger Consideration multiplied by the number of shares of Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

        (c)   Promptly following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented an outstanding share or shares of Series B Preferred Stock, (i) a letter of transmittal or similar transmittal form (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate or Book-Entry Share shall pass, only upon proper delivery of such Certificate or Book-Entry Share to the Paying Agent and which shall be in the form and have such other provisions as the Surviving Corporation may specify) and (ii) instructions for use in effecting the surrender of each Certificate or Book-Entry Share in exchange for the Merger Consideration into which each share of Series B Preferred Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, such Certificate or Book-Entry Share may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). If payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so registered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of such Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall, subject to consummation of the Merger, be entitled to receive in exchange therefor the Merger Consideration for each share of Series B Preferred Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange therefor in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

        (d)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares formerly represented thereby.

        (e)   Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 1.3 (the "Payment Fund") which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Series B Preferred Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to the Surviving Corporation for their claim for the Merger Consideration.

        (f)    None of the Surviving Corporation, Merger Sub or the Paying Agent shall be liable to any Person in respect of any cash held in the Payment Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g)   The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to, and solely for the account of, the Surviving Corporation.

        (h)   The Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Series B Preferred Stock such amounts as the Company, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Company, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Series B Preferred Stock, as the case may be, in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Paying Agent.

        (i)    The Surviving Corporation shall have the right, in its sole discretion, to direct the Paying Agent to round up or down in calculating amounts of cash payable pursuant to Section 1.2.

        SECTION 1.4    Dissenting Shares.

        (a)   Notwithstanding anything in this Agreement to the contrary, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a Person (a "Dissenting Stockholder") who is entitled to seek an appraisal of such shares under Delaware law and who complies with all the requirements of Delaware law to exercise and perfect appraisal rights ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the DGCL, the shares of such Dissenting Stockholder shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration (without any interest thereon).

        (b)   Nothing contained in this Agreement, including Section 1.4(a) hereof, shall limit the right of the Surviving Corporation to take the position at any time, including in any litigation or appraisal or other proceeding, and in any manner, that stockholders, or that particular groups of stockholders, are not entitled to appraisal rights under Section 262 of the DGCL.

        SECTION 1.5    Closing.    Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article III hereof, the closing of the Merger shall take place at such place as the Company shall determine, at such time as is, in the judgment of the Company, as soon as reasonably practicable following such satisfaction or waiver, unless another time or place is established by the Company.

ARTICLE II

THE SURVIVING CORPORATION

        SECTION 2.1    Certificate of Incorporation and By-Laws.    At the Effective Time, (a) the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Restated Certificate of Incorporation of the Surviving Corporation and (b) the By-Laws of the Company as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

        SECTION 2.2    Directors and Officers.    From and after the Effective Time, the directors and officers of the Company at the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law, the Company's By-Laws and its Restated Certificate of Incorporation.

ARTICLE III

CONDITIONS TO THE MERGER

        SECTION 3.1    Conditions to the Obligations of the Company and Merger Sub.    The respective obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction of, or (to the extent permitted by applicable law) the waiver by the Company of, each of the following conditions:

        (a)   the holders of a majority of the voting power of the Common Stock, Class B Common Stock and Series B Preferred Stock, voting together as a single class, shall have voted in favor of the adoption of this Agreement; and

        (b)   no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") of competent jurisdiction shall be in effect having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or delay the Merger shall have been instituted by any or before any Governmental Entity which would cause the Board of Directors of the Company to determine that the consummation of the Merger is no longer advisable.

ARTICLE IV

TERMINATION

        SECTION 4.1    Termination.    To the fullest extent permitted by Delaware law, this Agreement may be terminated, and the Merger and the other actions herein provided for may be abandoned, by the Board of Directors of the Company in its sole discretion at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of either or both of the Company or Merger Sub.

        SECTION 4.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

ARTICLE V

MISCELLANEOUS

        SECTION 5.1    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

        SECTION 5.2    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws.

        SECTION 5.3    Amendment and Waiver.    To the fullest extent permitted by Delaware law, this Agreement may be amended by mutual consent of the Boards of Directors of the Company and Merger Sub, and any provision hereof may be waived by the party against whom such waiver is sought to be enforced, at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of either or both of the Company or Merger Sub.

        SECTION 5.4    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IAC/INTERACTIVECORP
By:	Name: Title:
IAC PREFERRED MERGER SUB, INC.
By:	Name: Title:

Annex C

APPRAISAL RIGHTS UNDER SECTION 262 OF THE
DELWARE GENERAL CORPORATION LAW

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

FINANCIAL INFORMATION

High and Low Sales Prices of Common Stock

        The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share for IAC common stock (into which the shares of IAC Series B preferred stock are convertible) on the Nasdaq Stock Market based upon public sources. There is no established public trading market for IAC Series B preferred stock.

	Sales Price
Calendar Year	High	Low
2008
Second Quarter (through June 6, 2008)	$23.93	$19.92
First Quarter	$26.28	$19.01
2007
Fourth Quarter	$33.36	$26.37
Third Quarter	$34.94	$25.08
Second Quarter	$39.06	$32.75
First Quarter	$40.99	$36.05
2006
Fourth Quarter	$38.66	$28.25
Third Quarter	$29.28	$23.62
Second Quarter	$31.12	$23.54
First Quarter	$31.50	$26.95
2005
Fourth Quarter	$29.36	$24.71
Third Quarter(1)	$30.82	$23.49
Second Quarter(1)	$29.17	$23.25
First Quarter(1)	$30.95	$23.32

(1)
High and low sales prices per share of IAC common stock for dates prior to August 9, 2005 have been adjusted to reflect the impact of the one-for-two reverse stock split of IAC's common stock and Class B common stock and the spin-off of Expedia, Inc., both of which were completed on August 9, 2005. The adjusted stock prices were determined using the historical prices (pre-adjustment) divided by 0.90036, which factor is equal to the value of $25.30 (the closing price on August 8, 2005 of IAC common stock) divided by $28.10 (the closing price on August 8, 2005 of IAC common stock trading on a when issued basis).

Selected Historical Financial Data

        The following table presents selected historical financial data for IAC as of and for each of the years ended December 31, 2007, 2006 and 2005 and for the three months ended March 31, 2008 and 2007. The selected consolidated financial data set forth below was extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in IAC's Annual Report on Form 10-K for the year ended December 31, 2007, as amended, including the notes thereto (the "2007 10-K"), and the unaudited consolidated financial statements and other financial information contained in IAC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, including the notes thereto (the "First Quarter 2008 10-Q"). Copies of the 2007 Form 10-K and the First Quarter 2008 10-Q may be obtained at www.iac.com. More comprehensive financial information is included in such reports (including Management's Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by IAC with the SEC, and the information in this Annex D is qualified by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

	Year Ended December 31,			For the Three Months Ended March 31,
	2007(1)	2006(2)	2005(3)(4)	2008	2007
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Net revenue	$6,373,410	$5,908,902	$5,024,635	$1,602,349	$1,490,131
Operating (loss) income	(159,564)	240,790	326,281	70,012	85,446
(Loss) earnings from continuing operations	(205,569)	164,265	568,905	50,235	60,647
(Loss) earnings before preferred dividends	(144,069)	187,065	869,683	52,816	60,750
Net (loss) earnings available to common shareholders	(144,069)	187,065	861,745	52,816	60,750
Basic (loss) earnings per common share from continuing operations available to common shareholders	(0.72)	0.54	1.70	0.18	0.21
Diluted (loss) earnings per common share from continuing operations available to common shareholders	(0.72)	0.51	1.60	0.18	0.20
Basic (loss) earnings per common share available to common shareholders	(0.50)	0.61	2.62	0.19	0.21
Diluted (loss) earnings per common share available to common shareholders	(0.50)	0.59	2.44	0.18	0.20

D-2

	December 31,
	2007(1)	2006(2)	2005(3)(4)	March 31, 2008
	(Dollars in thousands, except per share data)
Balance Sheet Data (end of period):
Working capital	$1,598,617	$1,691,269	$2,055,498	$1,077,999
Total assets	12,524,520	13,196,788	13,924,118	12,568,523
Long-term obligations, net of current maturities	834,566	856,408	958,580	850,005
Minority interest	40,481	24,881	5,514	40,238
Shareholders' equity	8,583,662	8,739,474	9,206,879	8,514,008

(1)
Net (loss) earnings available to common shareholders includes impairment charges of $475.7 million and $57.2 million related to the write-down of IAC's LendingTree segment and Entertainment segment goodwill and intangible assets, respectively, and an after-tax gain of $31.1 million related to the sale of Home Shopping Europe GmbH & Co. KG, and its affiliated station HSE24 ("HSE"), IAC's former Retailing International segment. The results of HSE have been presented as discontinued operations for 2007 and all periods presented.

(2)
Net (loss) earnings available to common shareholders includes an impairment charge of $214.5 million related to the write-down of IAC's Entertainment segment goodwill and intangible assets. Net (loss) earnings available to common shareholders also includes an after-tax gain of $9.6 million related to the sale of PRC, IAC's former Teleservices segment. The results of PRC have been presented as discontinued operations for 2006 and all prior periods presented.

(3)
Includes the results of Cornerstone Brands, Inc. and IAC Search & Media, Inc. (formerly, Ask Jeeves, Inc.) since their acquisitions by IAC on April 1, 2005 and July 19, 2005, respectively.

(4)
Net (loss) earnings available to common shareholders includes an after-tax gain of $322.1 million related to the sale of IAC's common and preferred interests in VUE to NBC Universal, an after-tax gain of $70.2 million related to the sale of EUVÍA and an after-tax increase in non-cash compensation expense of $49.0 million related to the treatment of vested stock options in connection with the spin-off of Expedia, Inc. Net (loss) earnings available to common shareholders also includes an after-tax reduction in non-cash compensation expense of $3.5 million included in earnings from continuing operations and $22.0 million included in discontinued operations related to the cumulative effect of a change in IAC's estimate related to the number of stock-based awards that were expected to vest.

Additional Information

        Reports, proxy statements and other information filed by IAC with the SEC may be inspected and copied at the public reference room at the headquarters of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its headquarters at the address above and can be obtained electronically on the SEC's website at www.sec.gov.

        Holders of Series B preferred stock should review and consider carefully the 2007 10-K (a copy of which was mailed to such holders with this proxy statement), the First Quarter 2008 10-Q and this proxy statement to determine whether they want to seek appraisal.

D-3

Annex E

PROPOSED AMENDMENTS TO RESTATED CERTIFICATE OF
INCORPORATION OF IAC/INTERACTIVECORP

        The reverse stock split would be implemented by amending the Restated Certificate of Incorporation of IAC/InterActiveCorp to add the following new Paragraph E at the end of Article IV:

  E.
  REVERSE STOCK SPLIT

          (1)   Upon this amendment becoming effective (the "Effective Time"), a one-for-two reverse stock split of each of the par value $0.001 Common Stock ("Old Common Stock") and the par value $0.001 Class B Common Stock ("Old Class B Common Stock") shall become effective, such that (a) every two (2) shares of $0.001 par value Old Common Stock of the Corporation either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified and combined into one (1) share of $0.001 par value Common Stock of the Corporation, and (b) every two (2) shares of $0.001 par value Old Class B Common Stock of the Corporation either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified and combined into one (1) share of $0.001 par value Class B Common Stock of the Corporation.

          (2) Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock or Class B Common Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock, as applicable, represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock or Class B Common Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock represented by such certificate shall have been reclassified.

Annex F

IAC/INTERACTIVECORP
2008 STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1. Purpose; Definition

        The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

        (a)   "Affiliate" means a corporation or other entity controlled by, controlling or under common control with, the Company.

        (b)   "Applicable Exchange" means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

        (c)   "Award" means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or other stock-based award granted pursuant to the terms of this Plan.

        (d)   "Award Agreement" means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

        (e)   "Beneficial Ownership" shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

        (f)    "Board" means the Board of Directors of the Company.

        (g)   "Bonus Award" means a bonus award made pursuant to Section 9.

        (h)   "Cause" means, unless otherwise provided in an Award Agreement, (i) "Cause" as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant's Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether "Cause" exists shall be subject to de novo review.

        (i)    "Change in Control" has the meaning set forth in Section 10(b).

        (j)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

        (k)   "Commission" means the Securities and Exchange Commission or any successor agency.

        (l)    "Committee" has the meaning set forth in Section 2(a).

        (m)  "Common Stock" means common stock, par value $0.001 per share, of the Company.

        (n)   "Company" means IAC/InterActiveCorp, a Delaware corporation, or its successor.

        (o)   "Disability" means (i) "Disability" as defined in any Individual Agreement to which the Participant is a party, (ii) if there is no such Individual Agreement or it does not define "Disability," (A) permanent and total disability as determined under the Company's long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, "Disability" as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, "disability" within the meaning of Section 409A of the Code.

        (p)   "Disaffiliation" means a Subsidiary's or Affiliate's ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

        (q)   "EBITA" means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) ,restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

        (r)   "EBITDA" means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of cable distribution fees, (iii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iv) disengagement expenses, (v) restructuring charges, (vi) non-cash write-downs of assets or goodwill, (vii) charges relating to disposal of lines of business, (viii) litigation settlement amounts and (ix) costs incurred for proposed and completed acquisitions.

        (s)   "Eligible Individuals" means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

        (t)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

        (u)   "Fair Market Value" means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

        (v)   "Free-Standing SAR" has the meaning set forth in Section 5(b).

        (w)  "Grant Date" means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, or (ii) such later date as the Committee shall provide in such resolution.

        (x)   "Group" shall have the meaning given in Section 13(d)(3) and 14(d)(2) of the Exchange Act.

        (y)   "Incentive Stock Option" means any Option that is designated in the applicable Award Agreement as an "incentive stock option" within the meaning of Section 422 of the Code, and that in fact so qualifies.

        (z)   "Individual Agreement" means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

        (aa) "Nasdaq" means the National Association of Securities Dealers Inc. Automated Quotation System.

        (bb) "Nonqualified Option" means any Option that is not an Incentive Stock Option.

        (cc) "Option" means an Award granted under Section 5.

        (dd) "Participant" means an Eligible Individual to whom an Award is or has been granted.

        (ee) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units or Bonus Awards or other stock-based awards. In the case of Qualified-Performance Based Awards, (i) such goals shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any Subsidiary, Affiliate, division or department of the Company and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

        (ff)  "Plan" means this IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

        (gg) "Plan Year" means the calendar year or, with respect to Bonus Awards, the Company's fiscal year if different.

        (hh) "Qualified Performance-Based Award" means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

        (ii)   "Restricted Stock" means an Award granted under Section 6.

        (jj)   "Restricted Stock Units" means an Award granted under Section 7.

        (kk) "Resulting Voting Power" shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries).

        (ll)   "Retirement" means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant's attainment of age 65.

        (mm)  "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

        (nn) "Share" means a share of Common Stock.

        (oo) "Stock Appreciation Right" has the meaning set forth in Section 5(b).

        (pp) "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

        (qq) "Tandem SAR" has the meaning set forth in Section 5(b).

        (rr)  "Term" means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

        (ss)  "Termination of Employment" means the termination of the applicable Participant's employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant's employment with, or membership on a board of directors of the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Code, "Termination of Employment" shall mean a "separation from service" as defined under Section 409A of the Code.

SECTION 2. Administration

        (a)   Committee.    The Plan shall be administered by the Compensation and Human Resources Committee of the Board or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:

          (i)    to select the Eligible Individuals to whom Awards may from time to time be granted;

          (ii)   to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, or any combination thereof, are to be granted hereunder;

          (iii)  to determine the number of Shares to be covered by each Award granted hereunder;

          (iv)  to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

          (v)   subject to Section 12, to modify, amend or adjust the terms and conditions of any Award;

          (vi)  to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

          (vii) subject to Section 11, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

          (viii)  to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

          (ix)  to establish any "blackout" period that the Committee in its sole discretion deems necessary or advisable;

          (x)   to determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

          (xi)  to decide all other matters that must be determined in connection with an Award; and

          (xii) to otherwise administer the Plan.

        (b)   Procedures.

          (i)    The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

          (ii)   Subject to Section 11(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

        (c)   Discretion of Committee.    Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

        (d)   Award Agreements.    The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement's being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3. Common Stock Subject to Plan

        (a)   Plan Maximums.    The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 20,000,000. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 20,000,000 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

        (b)   Individual Limits.    No Participant may be granted Awards covering in excess of 10,000,000 Shares during the term of the Plan.

        (c)   Rules for Calculating Shares Delivered.

          (i)    To the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.

          (ii)   If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

        (d)   Adjustment Provision.    In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a "Corporate Transaction"), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a "Share Change"), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan (provided, that, there will be no adjustment under this clause (i) with respect to the reverse stock split that is subject to approval by the stockholders of the Company on the date the Plan is subject to approval by the stockholders of the Company), (ii) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company's financial statements, notes to the financial statements, management's discussion and analysis or the Company's other SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code. Any adjustment under this Section 3(d) need not be the same for all Participants.

        (e)   Section 409A.    Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered "deferred compensation" within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 3(d) to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto as of the Grant Date.

SECTION 4. Eligibility

        Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5. Options and Stock Appreciation Rights

        (a)   Types of Options.    Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

        (b)   Types and Nature of Stock Appreciation Rights.    Stock Appreciation Rights may be "Tandem SARs," which are granted in conjunction with an Option, or "Free-Standing SARs," which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

        (c)   Tandem SARs.    A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

        (d)   Exercise Price.    The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a "repricing" of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company's stockholders.

        (e)   Term.    The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

        (f)    Vesting and Exercisability.    Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.

        (g)   Method of Exercise.    Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company's appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

          (i)    Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

          (ii)   To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

          (iii)  Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

        (h)   Delivery; Rights of Stockholders.    No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

        (i)    Terminations of Employment.    Subject to Section 10(c), a Participant's Options and Stock Appreciation Rights shall be forfeited upon such Participant's Termination of Employment, except as set forth below:

          (i)    Upon a Participant's Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

          (ii)   Upon a Participant's Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

          (iii)  Upon a Participant's Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;

          (iv)  Upon a Participant's Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

          (v)   Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant's Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(v).

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

        (j)    Nontransferability of Options and Stock Appreciation Rights.    No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, "family member" shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term "Participant" includes such guardian, legal representative and other transferee; provided, however, that the term "Termination of Employment" shall continue to refer to the Termination of Employment of the original Participant.

SECTION 6. Restricted Stock

        (a)   Nature of Awards and Certificates.    Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

        "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of IAC/InterActiveCorp, 555 West 18th Street, New York, New York."

        The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

        (b)   Terms and Conditions.    Shares of Restricted Stock shall be subject to the following terms and conditions:

            (i)  The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such an Award as a Qualified Performance-Based Award. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.

           (ii)  Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the "Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

          (iii)  Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

          (iv)  Except as otherwise set forth in the applicable Award Agreement, upon a Participant's Termination of Employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Shares of Restricted Stock.

           (v)  If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7. Restricted Stock Units

        (a)   Nature of Awards.    Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

        (b)   Terms and Conditions.    Restricted Stock Units shall be subject to the following terms and conditions:

            (i)  The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such Awards as Qualified Performance-Based Awards. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

           (ii)  Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the "Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

          (iii)  The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

          (iv)  Except as otherwise set forth in the applicable Award Agreement, upon a Participant's Termination of Employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Restricted Stock Units.

SECTION 8. Other Stock-Based Awards

        Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 9. Bonus Awards

        (a)   Determination of Awards.    The Committee shall determine the total amount of Bonus Awards for each Plan Year or such shorter performance period as the Committee may establish in its sole discretion. Prior to the beginning of the Plan Year or such shorter performance period as the Committee may establish in its sole discretion (or such later date as may be prescribed by the Internal

Revenue Service under Section 162(m) of the Code), the Committee shall establish Performance Goals for Bonus Awards for the Plan Year or such shorter period; provided, that such Performance Goals may be established at a later date for Participants who are not "covered employees" (within the meaning of Section 162(m)(3) of the Code). Bonus amounts payable to any individual Participant with respect to a Plan Year will be limited to a maximum of $10 million. For performance periods that are shorter than a Plan Year, such $10 million maximum may be pro-rated if so determined by the Committee.

        (b)   Payment of Awards.    Bonus Awards under the Plan shall be paid in cash or in shares of Common Stock (valued at Fair Market Value as of the date of payment) as determined by the Committee, as soon as practicable following the close of the Plan Year or such shorter performance period as the Committee may establish. It is intended that a Bonus Award will be paid no later than the fifteenth (15th) day of the third month following the later of: (i) the end of the Participant's taxable year in which the requirements for such Bonus Award have been satisfied by the Participant or (ii) the end of the Company's fiscal year in which the requirements for such Bonus Award have been satisfied by the Participant. The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonus Awards payable hereunder. The Bonus Award for any Plan Year or such shorter performance period to any Participant may be reduced or eliminated by the Committee in its discretion.

SECTION 10. Change in Control Provisions

        (a)   Impact of Event/Single Trigger.    Unless otherwise provided in the applicable Award Agreement and subject to paragraph (e) of this Section 10, notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, with respect to Awards held by officers of the Company (and not the Company's Subsidiaries or any division or unit of the Company) with a title of Senior Vice President of the Company or above as of immediately prior to the Change in Control, and with respect to all other Participants solely to the extent provided in the applicable Award Agreement:

            (i)  any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become fully exercisable and vested;

           (ii)  the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable;

          (iii)  all Restricted Stock Units shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in (subject to Section 3(d)) the form set forth in the applicable Award Agreement; and

          (iv)  the Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan's purposes.

        (b)   Definition of Change in Control.    For purposes of the Plan, unless otherwise provided in an option agreement or other agreement relating to an Award, a "Change in Control" shall mean the happening of any of the following events:

            (i)  The acquisition by any individual, entity or Group (a "Person"), other than Barry Diller, Liberty Media Corporation, their respective Affiliates, any Group including any of the foregoing, or the Company, of Beneficial Ownership of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that (A) for purposes of this subsection any Group including Liberty Media Corporation or its Affiliates (but excluding Barry Diller) shall be excluded only so long as it owns over 50% of the aggregate economic ownership held by such Group, and (B) any acquisition that would constitute a Change in Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or

           (ii)  Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time, or whose election was not opposed by Barry Diller voting as a stockholder so long as he is the Chairman and Chief Executive Officer (or senior executive officer) of the Company, shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)  Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a "Business Combination"), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company's stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

          (iv)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        (c)   Impact of Event/Double Trigger.    Unless otherwise provided in the applicable Award Agreement and subject to paragraph (e) of this Section 10, notwithstanding any other provision of this Plan to the contrary, upon a Participant's Termination of Employment, during the two-year period following a Change in Control, by the Company other than for Cause or Disability or by the Participant for Good Reason (as defined below):

            (i)  any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control (including any Options and Stock Appreciation Rights that became vested pursuant to Section 10(a)) shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(c) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Stock Appreciation Right;

           (ii)  the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

          (iii)  all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in (subject to Section 3(d)) the form set forth in the applicable Award Agreement.

        (d)   For purposes of this Section 10, "Good Reason" means (i) "Good Reason" as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant's prior written consent: (A) a material reduction in the Participant's rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant's principal place of business more than 35 miles from the city in which such Participant's principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant's duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant's knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the "Cure Period") during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

        (e)   Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement and as permitted pursuant to Section 14(k).

SECTION 11. Qualified Performance-Based Awards; Section 16(b)

        (a)   The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being "outside directors" for purposes of the Section 162(m) Exemption ("Outside Directors")). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

        (b)   Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however, that (i) the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption as of the Grant Date, and (ii) the provisions of Section 10 shall apply notwithstanding this Section 11(b).

        (c)   The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

        (d)   The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act ("Section 16(b)"). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 12. Term, Amendment and Termination

        (a)   Effectiveness.    The Plan shall be effective as of the date (the "Effective Date") it is adopted by the Board, subject to the approval by the holders of at least a majority of the voting power represented by outstanding capital stock of the Company that is entitled generally to vote in the election of directors.

        (b)   Termination.    The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

        (c)   Amendment of Plan.    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant's consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

        (d)   Amendment of Awards.    Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant's consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 13. Unfunded Status of Plan

        It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 14. General Provisions

        (a)   Conditions for Issuance.    The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

        (b)   Additional Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

        (c)   No Contract of Employment.    The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

        (d)   Required Taxes.    No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

        (e)   Limitation on Dividend Reinvestment and Dividend Equivalents.    Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

        (f)    Designation of Death Beneficiary.    The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant's death are to be paid or by whom any rights of such eligible Individual, after such Participant's death, may be exercised.

        (g)   Subsidiary Employees.    In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

        (h)   Governing Law and Interpretation.    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware,

without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

        (i)    Non-Transferability.    Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

        (j)    Foreign Employees and Foreign Law Considerations.    The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

        (k)   Section 409A of the Code.    It is the intention of the Company that no Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a "nonqualified deferred compensation plan" subject to Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant's Termination of Employment shall be delayed until the first day of the seventh month following the Participant's Termination of Employment if the Participant is a "specified employee" within the meaning of Section 409A of the Code.

IAC/INTERACTIVECORP
P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF IAC/INTERACTIVECORP
IN CONNECTION WITH THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 1, 2008

The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 11, 2008 and hereby appoints each of Gregory R. Blatt, Joanne Hawkins and Thomas J. McInerney, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on August 1, 2008, at 9:00 a.m, local time, at 555 West 18th Street, New York, New York 10011, and at any related adjournments or postponements, and to vote all shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(See reverse side)

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

IAC/INTERACTIVECORP c/o BNY Mellon Shareowner Services Proxy Processing P.O. Box 3510 S. Hackensack, New Jersey 07606-9210

IAC/INTERACTIVECORP
YOUR VOTE IS IMPORTANT
VOTE BY INTERNET/TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET		TELEPHONE		MAIL
	http://www.eproxy.com/iaci		1-866-580-9477
•	Go to the website address listed above.	•	Use any touch-tone telephone.	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	•	Have your proxy card ready.	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.	•	Follow the simple recorded instructions.	•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-580-9477
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated in Black or Blue ink.

IAC/INTERACTIVECORP'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 and 5

1.
Election of Directors

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	EXCEPTIONS ☐

Nominees: 01 Edgar Bronfman, Jr., 02 Barry Diller, 03 Victor A. Kaufman, 04* Donald R. Keough, 05* Bryan Lourd,
06 John C. Malone, 07 Arthur C. Martinez 08 Steven Rattner, 09* Alan G. Spoon,
10 Diane Von Furstenberg, 11 Michael P. Zeisser

*To be voted upon by the holders of Common Stock voting as a separate class. (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

          All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

2.
To approve the Preferred Stock Merger Proposal, which involves the approval of the adoption of a merger agreement to facilitate the merger of a wholly-owned subsidiary of IAC with and into IAC, in connection with which each share of Series B preferred stock will be converted into the right to receive a cash payment.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
To approve the Reverse Stock Split Proposal, which involves the approval of an amendment to IAC's Restated Certificate of Incorporation to effect a one-for-two reverse stock split of IAC common stock and Class B common stock, which may be implemented by IAC's Board of Directors in its sole discretion immediately following the completion of the spin-offs (or, if not all of the spin-offs are effected substantially simultaneously, immediately following the first spin-off).

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.
To approve the 2008 Stock and Annual Incentive Plan Proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.
To ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2008 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐
6.
To transact such other business as may properly come before the meeting and any related adjournments or postponements.

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

SCAN LINE

Please sign exactly as name appears on Proxy.

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

QuickLinks

IAC/INTERACTIVECORP 555 West 18th Street New York, New York 10011
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING AND VOTING
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—PREFERRED STOCK MERGER PROPOSAL
PROPOSAL 3—REVERSE STOCK SPLIT PROPOSAL
PROPOSAL 4—2008 STOCK AND ANNUAL INCENTIVE PLAN PROPOSAL
PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE MATTERS
INFORMATION CONCERNING NAMED EXECUTIVES WHO ARE NOT DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
ANNUAL REPORTS
PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE IAC 2009 ANNUAL MEETING
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
  Annex A
AUDIT COMMITTEE CHARTER IAC/INTERACTIVECORP (February 2008)
  Annex B
PREFERRED STOCK MERGER AGREEMENT
ARTICLE I THE MERGER
ARTICLE II THE SURVIVING CORPORATION
ARTICLE III CONDITIONS TO THE MERGER
ARTICLE IV TERMINATION
ARTICLE V MISCELLANEOUS
  Annex C
APPRAISAL RIGHTS UNDER SECTION 262 OF THE DELWARE GENERAL CORPORATION LAW
  Annex D
FINANCIAL INFORMATION
  Annex E
PROPOSED AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION OF IAC/INTERACTIVECORP
  Annex F
IAC/INTERACTIVECORP 2008 STOCK AND ANNUAL INCENTIVE PLAN
IAC/INTERACTIVECORP P R O X Y
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IAC/INTERACTIVECORP IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 1, 2008
IAC/INTERACTIVECORP YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
IAC/INTERACTIVECORP'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 and 5